================================================================================




                             AMENDED AND RESTATED
                           STOCK PURCHASE AGREEMENT

                       effective as of December 18, 1997

                                     among

                           AEI HOLDING COMPANY, INC.
                                 as Purchaser

                          ADDINGTON ENTERPRISES, INC.
                                 as Guarantor

                                      and

                                  GREG WELLS
                              as the Shareholder




================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----
ARTICLE 1   Definitions .................................................   1
     1.1    Definitions .................................................   1
     1.2    Additional Terms ............................................   6
     1.3    Rules of Interpretation .....................................   6

ARTICLE 2   Purchase and Sale ...........................................   7
     2.1    Purchase of the Shares ......................................   7
     2.2    Purchase Price ..............................................   7
     2.3    Acceleration ................................................   9
     2.4    Liabilities .................................................   9
     2.5    Tax Refunds .................................................  10
     2.6    Closing of Books of Account .................................  10
     2.7    Section 338 Election ........................................  10

ARTICLE 3   Representations and Warranties of the Shareholder ...........  11
     3.1    Organization ................................................  11
     3.2    Capitalization ..............................................  11
     3.3    Title to Stock ..............................................  12
     3.4    Subsidiaries ................................................  13
     3.5    Authority ...................................................  13
     3.8    Absence of Material Change ..................................  14
     3.9    Tax Matters .................................................  15
     3.10   Undisclosed Liabilities .....................................  16
     3.11   Contracts ...................................................  16
     3.12   Litigation and Pending Proceedings ..........................  17
     3.13   Real Property ...............................................  18
     3.14   Restrictions on Property ....................................  19
     3.15   Condition of Assets .........................................  19
     3.16   Inventory ...................................................  19
     3.17   Notes and Accounts Receivable ...............................  19
     3.18   Banks, Directors and Officers, Powers of Attorney, Life
            Insurance and Employees .....................................  19
     3.19   Permits, Etc ................................................  20
     3.20   Intellectual Property .......................................  20
     3.21   Working Relationships .......................................  21
     3.22   Proprietary Information .....................................  21
     3.23   Customers, Etc ..............................................  21
     3.24   Insurance ...................................................  21
     3.25   Labor Relations .............................................  21
     3.26   Employee Benefit Plans ......................................  22
     3.27   Potential Competing Interests ...............................  25
     3.28   Environmental Matters .......................................  25

     3.29   Immigration Matters .........................................   27
     3.30   Permit Blocking .............................................   27
     3.31   Consents and Notices ........................................   27
     3.32   Transactions with Affiliates ................................   27
     3.33   Distributions ...............................................   28
     3.34   Actions Since October 31, 1997 ..............................   28
     3.35   Completeness of Statements ..................................   28

ARTICLE 4   Representations and Warranties of Purchaser and Guarantor ...   28
     4.1    Organization ................................................   28
     4.2    Authority ...................................................   28
     4.3    Permit Blocking .............................................   29
     4.4    Knowledge of Misrepresentations .............................   29
     4.5    Financial Ability ...........................................   29

ARTICLE 5   Covenants of the Shareholder ................................   29
     5.1    Investigations ..............................................   29
     5.2    Consents ....................................................   30
     5.3    Conduct of Business in the Ordinary Course ..................   30
     5.4    Preservation of Business ....................................   32
     5.5    Notification of Material Changes and Litigation .............   32
     5.6    Cooperation .................................................   32
     5.7    Discussions with Other Purchasers ...........................   32
     5.8    Representations and Warranties ..............................   32
     5.9    Public ......................................................   33
     5.10   Resignations ................................................   33
     5.11   Discussions with Certain Parties ............................   33

ARTICLE 6   Covenants of Purchaser ......................................   33
     6.1    Cooperation .................................................   33
     6.2    Representations and Warranties ..............................   33
     6.3    Publicity ...................................................   33
     6.4    Discussions with Certain Parties ............................   33
     6.5    Ownership and Control .......................................   34
     6.6    Shareholder Guarantees ......................................   34
     6.7    Insurance ...................................................   34
     6.8    Income Tax Representation ...................................   34
     6.9    Record Retention ............................................   34
     6.10   Final S Corporation Tax Returns .............................   34
     6.11   Accounting Personnel ........................................   35
     6.12   Return of Documents Upon Termination ........................   35
     6.13   Purchaser Letter.............................................   35

ARTICLE 7   Conditions to Obligations of Purchaser ......................   35
     7.1    Representations, Warranties and Covenants ...................   35
     7.2    No Material Adverse Change ..................................   35
     7.3    Opinion of Counsel for the Shareholder ......................   35

       7.4  Statutory Requirements.........................................  36
       7.5  Consulting Agreement...........................................  36
       7.6  Deliveries.....................................................  36
       7.7  Financing......................................................  36
       7.8  Closing........................................................  36
       7.9  Third-Party Consents and Approvals.............................  36
       7.10 No Injunction..................................................  36
       7.11 No Pending Action..............................................  37
       7.12 Due Diligence..................................................  37
       7.13 [intentionally left blank].....................................  37

ARTICLE 8   Conditions to Obligations of the Shareholder...................  37
       8.1  Representations, Warranties and Covenants......................  37
       8.2  Opinion of Counsel for Purchaser...............................  37
       8.3  Statutory Requirements.........................................  38
       8.4  Deliveries.....................................................  38
       8.5  Third-Party Consents and Approvals.............................  38
       8.6  Closing........................................................  38
       8.7  [intentionally left blank].....................................  38

ARTICLE 9   The Closing....................................................  38
       9.1  Date and Place.................................................  38
       9.2  Deliveries.....................................................  38

ARTICLE 10  Survival of Representations and Warranties -- Indemnification..  38
      10.1  Survival.......................................................  38
      10.2  Indemnity by the Shareholder...................................  39
      10.3  Indemnify by Purchaser.........................................  39
      10.4  Limit of Liability.............................................  39
      10.5  Remedies; Right of Offset......................................  40
      10.6  Control of Indemnified Matters.................................  40

ARTICLE 11  Arbitration....................................................  41
      11.1  Dispute Resolution.............................................  41
      11.2  Selection of Arbitrators.......................................  41
      11.3  Temporary Relief...............................................  41
      11.4  Rules of Arbitration...........................................  41
      11.5  Arbitrators' Award.............................................  41

ARTICLE 12  Guaranty.......................................................  41

ARTICLE 13  Miscellaneous..................................................  42
      13.1  Notices........................................................  42
      13.2  Waivers........................................................  44
      13.3  Expenses.......................................................  44
      13.4  Headings; Interpretation.......................................  44
      13.5  Annexes and Schedules..........................................  44

     13.6   Entire Agreement...............................................  44
     13.7   Representations and Warranties, Etc............................  44
     13.8   Governing Law..................................................  45
     13.9   Brokers........................................................  45
     13.10  Counterparts...................................................  45
     13.11  Benefit and Binding Effect.....................................  45
     13.12  Severability...................................................  45
     13.13  No Consequential Damages.......................................  45
     13.14  Assignment and Assumption......................................  45
     13.15  Superseding Document...........................................  45

                             AMENDED AND RESTATED                   EXHIBIT 10.3
                             --------------------
                           STOCK PURCHASE AGREEMENT
                           ------------------------

     This is an Amended and Restated Stock Purchase Agreement, effective as of December 18, 1997 (this "Agreement"), among AEI HOLDING COMPANY, INC., a Delaware corporation ("Purchaser"); (ii) ADDINGTON ENTERPRISES, INC., a Kentucky corporation ("Guarantor"); and (iii) GREG WELLS, an individual, who is the sole shareholder (the "Shareholder") of LESLIE RESOURCES, INC. ("LRI"), and LESLIE RESOURCES MANAGEMENT, INC. ("LRM"), each a Kentucky corporation (individually, a Company, and collectively, the "Companies").

                                   RECITALS
                                   --------

     A. The Companies are engaged in the business of coal mining, and are located in Hazard, Kentucky.

     B. The Shareholder owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of the Companies (the "Shares").

     C. The Shareholder desires to sell, and Purchaser desires to purchase, all of the Shares pursuant to the terms and conditions of this Agreement.

     D. The Guarantor desires to execute this Agreement solely to guarantee the obligations of Purchaser under this Agreement.

     NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                   ARTICLE 1
                                  Definitions
                                  -----------

     1.1  Definitions. As used in this Agreement, the following terms shall have
          -----------
the following meanings:

          (a) "Aceco" shall mean Aceco, Inc., a Kentucky corporation, that is a wholly-owned subsidiary of LRM.

          (b)  "Act" shall have the meaning given in Section 3.29.

          (c) "Affiliate" shall mean (i) a Person that directly, or indirectly through one or more intermediaries, controls or controlled by, or is controlled by a Person that controls, a party to this Agreement; (ii) any trust or estate in which a party to this Agreement has a beneficial interest or as to which a party to this Agreement serves as a trustee or in another fiduciary capacity; and (iii) any spouse, parent or lineal descendent of a party to this Agreement.

          (d) "Aminex Order" shall mean that certain Agreement of Compromise and Settlement dated as of February 14, 1979 between and among Aminex Resources Corporation et at. and Rudolph W. Giuliani, et al., a copy of which has been delivered to the Purchaser by the Shareholder hereunder.

          (e)  "Assumed Liabilities" shall have the meaning given in Section
2.4.

          (f)  "Bonds" shall have the meaning given in Section 3.19(b).

          (g)  "Business Days" shall have the meaning given in Section 1.3(1).

          (h)  "CERCLA" shall have the meaning given in Section 3.28(a).

          (i)  "Charges" shall have the meaning given in Section 3.7(a).

          (j) "Closing" shall mean the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Article 9.

          (k) "Closing Date" shall mean the date of the Closing pursuant to Sections 7.8 and 8.6.

          (l) "Closing Financial Statements" shall mean each Company's most recent consolidated unaudited balance sheet, prepared in the ordinary course of business, as of December 20, 1997 (the "Closing Balance Sheet"), and each Company's most recent related consolidated unaudited statement of income, prepared in the ordinary course of business available on the Closing Date (the "Closing Income Statement"), copies of which shall be delivered to Purchaser at or before the Closing.

          (m)  "Code" shall have the meaning given in Section 3.9(a).

          (n)  "Companies Intellectual Property" shall have the meaning given in
Section 3.20.

          (o) "Consulting Agreement" shall mean the Consulting Agreement, in the form attached hereto as Annex 1.1(n), to be entered into among Purchaser and the Shareholder at the Closing.

          (p)  [intentionally left blank]

          (q)  [intentionally left blank]

          (r) "Current Financial Statements" shall mean each Company's most recent consolidated unaudited balance sheet, prepared in the ordinary course of business, available as of December 18, 1997 (the "Current Balance Sheet"), and each Company's most recent related consolidated unaudited statement of income, prepared in the ordinary course of business, available at the date of this Agreement (the "Current Income Statement"), copies of which are attached hereto as Annex 1.1(q).

          (s) "Equipment Debt" shall mean, as of December 20, 1997, the aggregate amount outstanding on all equipment notes and equipment leases, if any, and all accrued interest on such items.

          (t)  "Deferred Amount" shall have the meaning given in Section 2.2(e).

          (u) "Deficiency Payment" shall have the meaning given in Section 2.2(e)(iii).

          (v) "Environmental Complaint" shall have the meaning given in Section 3.28(f).

          (w)  "ERISA" shall have the meaning given in Section 3.26(a).

          (x) "Financial Statements" shall mean the consolidated audited balance sheet, the consolidated audited statements of income and retained earnings, and the consolidated audited statements of change in financial position of each Company and Subsidiary as of its fiscal year ended December 31, 1996, respectively, copies of which are attached hereto as Annex 1.1(w).

          (y)  "GAAP" shall have the meaning given in Section 2.2(c)(i).

          (z)  "Hazardous Discharge" shall have the meaning given in Section
(318e).

          (aa) "Hazardous Material" shall have the meaning given in Section 318(a).

          (bb) "Highland" shall mean Highland Coal, Inc., a Kentucky corporation, that is a wholly-owned subsidiary of LRM.

          (cc) "Initial Payment" shall have the meaning given in Section 2.2(b).

          (dd) "Intellectual Property" shall mean trade names, trademarks or service marks, together with the good will associated therewith; copyrights; pending or issued registrations for any of the foregoing; patents and patent applications; unpatented inventions; trade secrets and other confidential or proprietary information, computer programs, processes, formulas and methods; and all other intangible property rights of any kind.

          (ee) "IRS" shall have the meaning given in Section 3.26(c).

          (ff) "Kentucky River Deferred Minimum Royalty Payments" shall mean those certain deferred minimum royalty payments totaling approximately Six Hundred Thousand and no/100 Dollars ($600,000.00) for the Companies' Camp Creek and Hardburley surface mining operations pursuant to the consolidated coal mining lease with Kentucky River Coal Corporation dated March 19, 1997.

          (gg) "Kem Coal" shall mean Pro-Land, Inc., d/b/a Kem Coal Company, a Kentucky corporation, that is a wholly-owned subsidiary of LRM.

          (hh) "Leased Real Property" shall have the meaning given in Section 3.13(a).

          (ii) "Leased Tangible Assets" shall have the meaning given in Section 3.7(b).

          (j)  "Leslie Permits" shall have the meaning given in Section 3.19(a).

          (kk) "Liabilities" shall mean all accounts payable, notes payable, liabilities, commitments, indebtedness or obligations of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, of any Company or Subsidiary, or to which any of any Company's or Subsidiary's properties or assets are subject.

          (ll) "Loss" shall have the meaning given in Section 10.2.

          (mm) "LRI Coal Sales Agreements" shall have the meaning given in
Section 3.11(a).

          (nn) "LRI Miscellaneous Agreements" shall have the meaning given in
Section 3.11 (a).

          (oo) "LRI Tangible Assets" shall have the meaning given in Section 3.7(a).

          (pp) "Material" (whether or not capitalized) shall include any matter which might reasonably influence Purchaser's decision to consummate the transactions contemplated herein.

          (qq) "Monthly Payment" shall have the meaning given in Section 2.2(e)(i).

          (rr) "Mountain Clay" shall mean Mountain-Clay, Incorporated, d/b/a Mountain Clay, Inc., a Kentucky corporation, that is a wholly-owned subsidiary of LRM.

          (ss) "Net Working Capital" shall have the meaning given in Section 2.2(c)(i).

          (tt) "Notices" shall have the meaning given in Section 13.1.

          (uu) "Other Documents" shall mean the Non-Competition Agreement and all other agreements, certificates, opinions, instruments or documents contemplated by, required by or referred to in, this Agreement for the consummation of the transactions contemplated hereby.

          (vv) "Owned Real Property" shall have the meaning given in Section 3.13(b).

          (ww) "Payment Year" shall have the meaning given in Section
2.2(e)(iii).

          (xx) "PBGC" shall have the meaning given in Section 3.26(c).

          (yy) "Permits" shall have the meaning given in Section 3.19(a).

          (zz) "Person" shall mean any person, firm, trust, partnership, corporation or other business entity.

          (aaa) "Preferred Stock" shall have the meaning given in Section
3.3(d).

          (bbb) "Purchase Price" shall have the meaning given in Section 2.2.

          (ccc) "Retained Liabilities" shall have the meaning given in Section 2.4.

          (ddd) "River Coal" shall mean River Coal Company, Inc., a Kentucky corporation, that is a wholly-owned subsidiary of Kern Coal.

          (eee) "Rules" shall have the meaning given in Section 11.4.

          (fff) "Shareholder's knowledge" shall have the meaning given in
Section 13.7.

          (ggg) "Subsidiaries" shall mean, collectively, Aceco, Highland, Kem Coal, Mountain Clay and River Coal.

          (hhh) "Subsidiaries' Shares" shall have the meaning given in Section 3.2(b).

          (iii) "Tangible Assets" shall mean the LRI Tangible Assets and the Transco Tangible Assets, collectively.

          (jjj) "Tax" shall have the meaning given in Section 3.9(a).

          (kkk) "Tax Return." shall have the meaning given in Section 3.9(a).

          (lll) "Transco Coal Sales Agreement" shall have the meaning given in
Section 3.11(a).

          (mmm) "Transco Miscellaneous Agreements" shall have the meaning given in Section 3.11(a).

          (nnn) "Transco Parties" shall mean, the Companies, the Subsidiaries, Transco Coal Company, Inc., Leeco, Inc. and New Brush Creek Mining, Inc.

          (ooo) "Transco Tangible Assets" shall have the meaning given in
Section 3.7(a).

          (ppp) "Unknown Liabilities" shall mean all Liabilities that arise or accrue with respect to, or are attributable to, the ownership or operation of the Companies and the Subsidiaries of which the Shareholder does not have knowledge as of the Closing Date.

          (qqq) "VEBA" shall have the meaning given in Section 3.26(n).

          (rrr) "Working Capital Statement" shall have the meaning given in
Section 2.2(c)(i).

      1.2 Additional Terms. Other capitalized terms used in this Agreement but
          ----------------
not defined in Section 1.1 above shall have the meanings ascribed to them wherever such terms first appear in this Agreement; or, if no meanings are so ascribed, the meanings customarily associated with such terms in the coal mining industry.

      1.3 Rules of Interpretation.
          -----------------------

          (a) The singular includes the plural and the plural includes the singular.

          (b)  The word "or" is not exclusive.

          (c) A reference to a Person includes its permitted successors and permitted assigns.

          (d) Except as otherwise defined herein, accounting terms have the meanings assigned to them by generally accepted accounting principles, as applied by the accounting entity to which they refer.

          (e)  The words "include," "includes" and "including" are not limiting.

          (f) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

          (g) References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

          (h) The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

          (i) References to "days" shall mean calendar days, unless the term "Business Days" shall be used. "Business Days" shall mean all days other than any Saturday, Sunday or legal holiday in Kentucky.

          (j) This Agreement and the Other Documents are the result of negotiations among, and have been reviewed by, Purchaser, Guarantor and the Shareholder. Accordingly, this

Agreement and the Other Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party.

                                   ARTICLE 2

                               Purchase and Sale
                               -----------------

      2.1 Purchase of the Shares.  Subject to the terms and conditions of this
          ----------------------
Agreement, the Shareholder hereby agrees to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase, the Shares.

      2.2 Purchase Price.  Subject to the adjustments as provided in this
          --------------
Article 2 and subject to a potential discount for early payment as provided in this Article 2, the purchase price (the "Purchase Price") for the Shares shall be Nineteen Million Seven Hundred Fifty Thousand Dollars ($19,750,000.00), which shall be paid to the Shareholder as follows:

          (a) Deposit.  Purchaser has heretofore paid to the Shareholder a
              -------
deposit (the "Deposit") in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) refundable only upon Shareholder's breach of its obligations hereunder and failure to consummate the sale of the Shares to Purchaser, and the Deposit shall be applied to the Purchase Price at Closing. Notwithstanding anything else herein contained, should Purchaser fail to consummate the acquisition of the Shares under circumstances wherein Shareholder retains the Deposit, the same shall be considered liquidated damages and Shareholder's sole and exclusive remedy against Purchaser.

          (b) Initial Payment.  At Closing, Purchaser shall pay the Shareholder
              ---------------
Eleven Million Dollars ($11,000,000.00) in cash or cash equivalent (the "Initial Payment") as adjusted under Section 2.2(d).

          (c) [intentionally left blank]

          (d) Adjustment to Initial Payment for Equipment Debt.  If the
              ------------------------------------------------
Equipment Debt is determined on or before Closing to be greater than Nine Million Five Hundred Thousand Dollars ($9,500,000.00), the Initial Payment shall be adjusted downward by an amount equal to such difference.

          (e) Deferred Amount.  Subject to a downward adjustment pursuant to
              ---------------
Section 2.2(c), Purchaser shall pay the Shareholder the deferred amount of Eight Million Fifty Thousand Dollars ($8,050,000.00) (the "Deferred Amount") as follows:

              (i) Monthly Payment.  Purchaser shall pay the Shareholder a
                  ---------------
monthly payment (each, a "Monthly Payment") in the amount of Forty Cents ($0.40) per ton of coal produced, shipped and sold from all properties owned, leased or otherwise controlled (including renewals or extensions of any lease) by the Companies or the Subsidiaries as of the Closing Date, commencing with the first day of the first calendar month following the month during which the Closing occurs. The Monthly Payment shall be due on the twenty-fifth (25th) day of each calendar month for coal shipped during the preceding calendar month. If the Closing occurs Other than on the first (1st) day of a month, the first Monthly Payment shall be prorated so as to be based only on those days of the month including and following tile Closing Date.

             (ii)  Right To Inspect Records.  The Shareholder, his agents and
                   ------------------------
his representatives shall have the right, upon providing at least five (5) days prior written notice, at any reasonable time during business hours to (i) examine the method and accuracy of weighing, weight records, coal quality tests, production records, reserve reports, drilling and exploration records and reports, maps and surveys of all coal which are applicable to the Monthly Payments and (ii) inspect, audit and make copies of such records at the applicable Company's or Subsidiary's office. The Shareholder shall use such information only for the purposes set forth herein and otherwise keep the same confidential, except in such instances as disclosure may be required by law. Purchaser shall maintain those of its records referred to above in an accurate and complete fashion, and shall preserve each such record for at least three (3) years from the date such coal is mined or such reports are delivered, as the case may be. Unless the Shareholder objects to the calculations of the Monthly Payments within three (3) years of the date on which reports are delivered, all such calculations and payments thereunder shall be deemed final and conclusive.

             (iii) Minimum Annual Payment.  For purposes of this Agreement, the
                   ----------------------
term "Payment Year" shall mean a twelve-month (12-month) period beginning on the first day of the calendar month following the calendar month during which the Closing occurs (e.g., January 1) and ending on the last day of the twelfth
                ----
(12th) calendar month thereafter (e.g., December 31). If Purchaser fails to ship
                                  ----
sufficient coal from the properties owned, leased or otherwise controlled by the Companies and the Subsidiaries as of the Closing Date during any Payment Year to yield the Shareholder an aggregate sum of the Monthly Payments for such year equal to or greater than One Million Dollars ($1,000,000.00), Purchaser shall pay to the Shareholder, within sixty (60) days after the end of such Payment Year, a payment equal to One Million Dollars ($1,000,000.00) minus the aggregate Monthly Payments that were actually paid by Purchaser during such Payment Year (a "Deficiency Payment").

             (iv)  End of Payment Obligations.  Purchaser's obligation to pay
                   --------------------------
Monthly Payments and Deficiency Payments shall end as of the earlier of: (A) the date that the aggregate Monthly Payments and Deficiency Payments paid by Purchaser equal the Deferred Amount (as adjusted pursuant to this Article 2), or
(B) the last day of the fifth (5th) Payment Year. If Purchaser's aggregate Monthly Payments and Deficiency Payments are less than the Deferred Amount (as adjusted pursuant to this Article 2) at the end of the fifth (5th) Payment Year, Purchaser shall, within sixty (60) days after the end of the fifth (5th) Payment Year, pay the Shareholder an amount equal to the difference between the Deferred Amount (as adjusted pursuant to this Article 2) (including accrued interest) and the sum of the aggregate Monthly Payments and Deficiency Payments paid by Purchaser to the Shareholder during such five-year period.

             (v)   Interest on Deferred Amount. Until the Deferred Amount has
                   ---------------------------
been paid in full, the unpaid balance of the Deferred Amount shall bear interest at the rate specified in the promissory note described in Section 2.2(e)(vii) below.

             (vi)  Reduction in Deferred Amount. If the Deferred Amount is
                   ----------------------------
adjusted downward pursuant to this Article 2 or pursuant to an offset as permitted under this Agreement, Purchaser shall be entitled to withhold and retain any and all Monthly Payments and Deficiency Payments up to the amount of such adjustment or offset. Such adjustment or offset to the Deferred Amount shall be effective on the date that Purchaser provides written notice of the adjustment or offset to the Shareholder.

             (vii) Promissory Note.  The Deferred Amount shall be evidenced by a
                   ---------------
promissory note in the form attached hereto as Annex 2.2, which shall be delivered by the Purchaser to the Shareholder at the Closing.

      2.3 Acceleration.  The entire outstanding amount of the Deferred Amount
          ------------
shall be due and payable immediately upon the closing of a transaction involving the purchase of substantially all of the shares of either the Purchaser or Guarantor (excluding any public offering) or substantially all of the assets of either the Purchaser or Guarantor unless the third party purchaser, after such transaction is completed, has a net worth equal to or greater than the net worth of the Purchaser or, as applicable, Guarantor immediately preceding the transaction.

      2.4 Liabilities.  Subject to the terms and conditions of this Agreement,
          -----------
Purchaser shall assume the following liabilities (the "Assumed Liabilities"):
(a) all obligations under the contracts and leases listed in Schedules 3.11(a)(1), 3.11(a)(2), 3.11(a)(3), 3.11(a)(4) and 3.13(a) accruing after the
Closing Date; (b) the unpaid balance of all Equipment Debt up to a maximum aggregate amount of Nine Million Five Hundred Thousand Dollars ($9,500,000.00) (including accrued interest); (c) all liabilities shown in the Financial Statements, the Current Financial Statements or the Closing Financial Statements; (d) all reclamation obligations and liabilities of the Companies and the Subsidiaries; (e) all Unknown Liabilities; (f) all Liabilities relating to matters listed on Schedule 3.7(a), 3.9, 3.10, 3.12, 3.19(a), 3.19(b)(1),
3.19(b)(2), 3.24, 3.26, 3.28 and 6.6; (g) all liabilities or obligations arising under the Aminex Order; (h) all liabilities or obligations arising under the Kentucky River Deferred Minimum Royalty Payments and (i) all liabilities or obligations of any nature, kind or description whatsoever, known or unknown, absolute, contingent or otherwise, which arise or accrue with respect to or are attributable to the ownership and operation of the Companies and the - Subsidiaries on or after the Closing Date. The Shareholder shall assume or retain (as applicable) and be responsible for all of the liabilities and obligations which arise or accrue with respect to, or are attributable to, the ownership or operation of the Companies and Subsidiaries prior to the Closing Date, other than the Assumed Liabilities (the "Retained Liabilities"). As of the Closing Date, Purchaser, the Companies and the Subsidiaries shall have no responsibility for the Retained Liabilities. For purposes of clarification, Liabilities for minimum royalty payment obligations owed in connection with Leased Real Property shall be prorated as of the Closing Date, with the Shareholder, on the one hand, and the applicable Company or Subsidiary, on the other hand, each being responsible for any deficiency in minimum royalty payments attributable to such party, with such deficiency calculated as the prorated amount of the minimum royalty payment due during the period such party had rights to mine the Leased Real Property minus the actual amount of royalties paid to the lessor by such party.

      2.5 Tax Refunds.  The Shareholder shall be entitled to any tax refund
          -----------
attributable to operations of the Companies or the Subsidiaries prior to Closing. Purchaser shall be entitled to any tax refund attributable to operations of die Companies or the Subsidiaries subsequent to Closing.

      2.6 Closing of Books of Account.  The parties intend that the closing of
          ---------------------------
the books of account of the Companies shall occur as of the end of business on December 31, 1997. In the event the parties are unable to close the books of account as of such date, then under Code (S)1377(a)(2) and Temporary Regulations
Section 18.1377-1, the Companies shall elect to have the rules in Code
(S)1377(a)(1) apply as if the taxable year consisted of two taxable years, with the Closing Date, being the final day of the first such year. Pursuant to this Agreement, the Shareholder is disposing of all shares owned in the Companies, and consent to the making of an election under Code (S)1377(a)(2) by the Companies.

      2.7 Section 338 Election.  Purchaser has stated that it desires to make an
          --------------------
election pursuant to I.R.C. Section 338(h)(10) and Shareholder hereby consents to the making of such an election and shall cause the Companies and the Subsidiaries to undertake all actions necessary to give effect to such election to be effective for the period ended December 31, 1997, subject to the following conditions:

          (a) The allocation of the Purchase Price to the assets of LRI and LRM and the Subsidiaries shall be in the sole discretion of the Purchaser exercised in good faith; and

          (b) If necessary, Purchaser agrees to cause the Companies and Subsidiaries to take all actions to cooperate with the Shareholder in defending the election and to bear all expense of the Companies, the Subsidiaries or the Shareholder necessary to support the allocation in any challenge before any taxing authority or in any administrative or judicial proceeding; and

          (c) Purchaser shall pay to the Shareholder in cash or cash equivalents on or before April 15, 1998, and before each successive quarterly estimated tax period thereafter, the amount by which the Shareholder's actual income Tax liability arising from his sale of the Shares increases solely as a result of making such election (such amounts to be adjusted upon the filing of each annual tax return of the Shareholder); and

          (d) Purchaser shall indemnify and holds harmless the Shareholder from and against any and all liabilities, costs and expenses, including attorneys' fees, accountants' and expert witness' fees and expenses in any tax proceeding or appeal, arising from or relating to the election made.

The obligation of the Purchaser to pay the amounts and to indemnify the Shareholder hereunder shall not be subject to any right of offset against other liability under this Agreement, at law or in equity whatsoever.

                                   ARTICLE 3

               Representations and Warranties of the Shareholder
               -------------------------------------------------

     The Shareholder represents and warrants to Purchaser as follows:

     3.1  Organization.  Each of the Companies and the Subsidiaries is a
          ------------
corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, and has full corporate power and authority to own, lease and operate its properties as such properties are now owned, leased and operated, and to conduct its business as and where its business is now conducted. Each of the Companies and the Subsidiaries is qualified to do business and is in good standing in all jurisdictions in which the character of the properties owned or leased by it, or the nature of the activities conducted by it, makes such qualification necessary. Schedule 3.1 lists the jurisdictions in which each Company and Subsidiary is qualified to do business.

          True and complete copies, with all amendments, of the Articles of Incorporation of each Company and Subsidiary (certified as of a recent date by the Shareholder) and the Bylaws of each Company and Subsidiary (certified as of the date hereof by the Secretary of the applicable Company or Subsidiary) have been delivered to the Purchaser. The corporate minute books of each Company correctly reflect all corporate actions taken by the directors and shareholders of such Company, and correctly record all resolutions adopted by them. The corporate minute books of each Subsidiary correctly reflect all corporate actions taken by the directors and shareholders of such Subsidiary and correctly record all resolutions adopted by them subsequent to the Companies' acquisition of the Subsidiaries, and to the best of Shareholder's knowledge, prior to the Companies? acquisition of the Subsidiaries. All corporate actions required of each Company and Subsidiary have been taken, and all reports or returns required to be filed by each. Company and Subsidiary have been filed. No Company or Subsidiary is a party to any agreement or instrument, or is subject to any charter or other corporate restriction, or any judgment, decree, writ, injunction, order, award, law, rule, regulation, code or ordinance which materially adversely affects, or might reasonably be expected to materially and adversely affect, the properties or assets, earnings, business, operations, affairs, prospects or condition (financial or otherwise) of any Company or Subsidiary.

     3.2  Capitalization.
          --------------

          (a) The authorized capital stock of LRM consists of one thousand (1,000) shares of common stock with no par value, of which twenty-five (25) shares are issued and outstanding. The authorized capital stock of LRI consists of one hundred (100) shares of common stock with no par value, of which twenty
(20) shares are issued and outstanding and sixty (60) shares are treasury stock. The authorized capital stock of Aceco consists of one thousand (1,000) shares of common stock with no par value, of which one thousand (1,000) shares are issued and outstanding. The authorized capital stock of Highland consists of two thousand (2,000) shares of common stock with no par value, of which one thousand (1,000) shares are issued and outstanding. The authorized capital stock of Kern Coal consists of one thousand (1,000) shares of common stock with no par value, of which four hundred (400) shares are issued and outstanding. The authorized capital stock of Mountain Clay consists of two thousand (2,000) shares of common stock of One Hundred Dollars ($100.00) par value, of which eight hundred and ten
(810) shares are issued and outstanding. The authorized capital stock of River Coal consists of forty (40) shares of common stock of Twenty-Five Dollars ($25.00) par value, of which forty (40) shares are issued and outstanding.

          (b) All of the Shares and all of the capital stock of each Subsidiary (such capital stock, the "Subsidiaries' Shares") have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding subscription rights, warrants, options, conversion rights, or other rights or agreements of any kind whatsoever entitling any Person to purchase or acquire any interest in any of the Shares or the Subsidiaries' Shares. None of the Shares or the Subsidiaries' Shares has been issued in violation of any federal, state or other law pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any Person.

     3.3  Title to Stock.
          --------------

          (a) The Shareholder has, and at the Closing will have, good and marketable (legal and beneficial) title to the Shares, free and clear of all liens, pledges, proxies, voting trusts, encumbrances, security interests, claims, charges, and restrictions whatsoever, and there are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any Person to purchase or acquire an interest in any of such Shares or restricting their transfer in accordance with this Agreement. No other Person has owned any shares of either of the Companies at any time since December 31, 1996.

          (b) LRM has, and at the Closing will have, good and marketable (legal and beneficial) title to the Subsidiaries' Shares except those of River Coal, free and clear of all liens, pledges, proxies, voting trusts, encumbrances, security interests, claims, charges, and restrictions whatsoever, and there are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any Person to purchase or acquire an interest in any of such Subsidiaries' Shares or restricting their transfer in accordance with this Agreement.

          (c) Kern Coal has, and at the Closing will have, good and marketable (legal and beneficial) title to River Coal's capital stock, free and clear of all liens, pledges, proxies, voting trusts, encumbrances, security interests, claims, charges, and restrictions whatsoever, and there are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any Person to purchase or acquire an interest in any of such capital stock or restricting their transfer in accordance with this Agreement.

          (d) LRI has, and at the Closing will have, good and marketable (legal and beneficial) title to eight hundred (800) shares of preferred stock of Reclamation Surety Holding Company, Inc. (the "Preferred Stock"), free and clear of all liens, pledges, proxies, voting trusts, encumbrances, security interests, claims, charges, and restrictions whatsoever, and there are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any Person to purchase or acquire an interest in any of such Preferred Stock or restricting its transfer in accordance with this Agreement. Seller makes no representation or warranty with respect to the value of, or the available market for, the RSHC Stock, the financial status or business prospects of RSHC, or the assets of RSHC, and Buyer shall rely solely upon the management of RSHC for information pertaining to that company or the value of its stock.

     3.4  Subsidiaries.  Neither Company owns or controls, or has ever owned or
          ------------
controlled, directly or indirectly, any capital stock of any other corporation or any interest in any other Person other than Aceco, Highland, Kern Coal, Mountain Clay or River Coal, other than LRI's ownership of the Preferred Stock. No Subsidiary owns or controls, or has ever owned or controlled, directly or indirectly, any capital stock of any corporation or any interest in any Person other than Kern Coal's ownership of the capital stock of River Coal.

     3.5  Authority.
          ---------

          (a) The Shareholder has full right, power, authority, and capacity to execute and deliver this Agreement and the Other Documents, and to perform his respective obligations under this Agreement and the Other Documents. This Agreement and the Other Documents constitute valid and legally binding obligations of the Shareholder, enforceable in accordance with their terms.

          (b) The execution and delivery of this Agreement and the Other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance and fulfillment of the obligations and undertakings hereunder and thereunder by the Shareholder, the Companies and the Subsidiaries will not, (i) violate any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, the Articles of Incorporation or Bylaws of any Company or Subsidiary; any contract, agreement, arrangement or undertaking to which the Shareholder or any Company or Subsidiary is a party or by which any of them may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation of any governmental body; (ii) result in the creation of any claim, lien, charge or encumbrance upon any of the properties or assets (whether real or personal, tangible or intangible) of any Company or Subsidiary; (iii) terminate or cancel, or result in the termination or cancellation of, any agreement or undertaking to which any Company or Subsidiary is a

                               [PAGE 14 MISSING]

inspected by Purchaser, except for normal wear and tear and deterioration associated with the operation of such assets in the ordinary course of the Companies' or the Subsidiaries' business.

          (b) Schedule 3.7(b) sets forth a true and complete list of all die principal items of machinery, equipment, vehicles, and other tangible personal property now leased by each Company and Subsidiary in its business, together with a brief description of the principal terms of each lease (the "Leased Tangible Assets"). Except as set forth on Schedule 3.7(b), as of the Closing Date and immediately following the consummation of the transactions at Closing, each Company and Subsidiary will have good and transferable leasehold interests in all personal property shown on Schedule 3.7(b) as leased by it, in each case under valid leases enforceable against the lessors thereunder. The execution and delivery of this Agreement, and the consummation. of the transactions contemplated by this Agreement, will not result in the creation of any Charge on any of the Leased Tangible Assets. The Leased Tangible Assets shall be in substantially the same condition on the Closing Date as they were at the time they were inspected by Purchaser, except for normal wear and tear and deterioration associated with the operation of such assets in the ordinary course of the Companies' or the Subsidiaries' business.

     3.8  Absence of Material Change.  Except as set forth on Schedule 3.8, the
          --------------------------
Current Financial Statements, the Closing Financial Statements or the other schedules to this Agreement:

          (a) Since October 31, 1997, the business and affairs of the Companies and the Subsidiaries have been conducted only in the ordinary course.

          (b) Since October 31, 1997, (i) there has been no- change in the condition (financial or otherwise), of i the assets, liabilities, earnings, business, operations, affairs or prospects of any Company or Subsidiary, other than minor changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse; and (ii) there has been no damage, destruction, loss or other occurrence or development (whether or not insured against), which either singly or in the aggregate materially adversely affects (and the Shareholder does not- know, or have any reasonable grounds to know, of any threatened occurrence or development which could materially adversely affect) the assets, liabilities, earnings, business, operations, affairs or prospects of any Company or Subsidiary.

          (c) Since October 31, 1997, no Company or Subsidiary has (i) created or incurred any liability, commitment or obligation (absolute or contingent), except unsecured current liabilities incurred for other than money borrowed in the ordinary course of business; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any. of its assets, tangible or intangible; (iii) discharged or satisfied any lien, security interest or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities due and payable in the ordinary course of business; (iv) waived any rights of substantial value; canceled any debts or claims; or terminated or amended, or suffered the termination or amendment of, any contract, lease, agreement or license to which such Company or Subsidiary is or was a party; (v) made any capital expenditures or any capital additions or betterments which in the aggregate exceeded Twenty-Five Thousand Dollars ($25,000.00); (vi) sold or otherwise disposed of any of its assets, tangible or intangible, except in the ordinary course of business; (vii) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed, or otherwise acquired, any Shares of such Company or capital stock of such Subsidiary; (viii) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of such Company's or Subsidiary's present or former stockholders, directors, officers, agents or employees, whether under any existing pension or other plan or otherwise, or increased the compensation (including salaries, fees, commissions, bonuses, prof-it sharing, incentive, pension, retirement or other similar payments) being, paid as of December 31, 1996, to any of such Company's or Subsidiary's stockholders, directors, officers, agents or employees; (ix) renewed, amended, become bound by or entered into any contract, commitment or transaction other than in the ordinary course of business; or (x) changed any accounting practice followed or employed in preparing the Financial Statements or the Current Financial Statements.

     3.9  Tax Matters.
          -----------

          (a) As used in this Agreement, the term "Code" means the Internal Revenue Code of 1986, as amended. The term "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code See. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including. any schedule or attachment thereto, and including any amendment thereof.

          (b) Except as described on Schedule 3.9, each Company and Subsidiary has filed all Tax Returns that it was required to file; all such Tax Returns were correct and complete in all material respects; all Taxes owed by each Company and Subsidiary (whether or not shown on any Tax Return) have been paid; no Company or Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; no claim has ever been made by an authority in a jurisdiction where any Company or Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and there are no liens on any of the assets of any Company or Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

          (c) Each Company and Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, and each Company and Subsidiary has collected and paid all taxes required to have been collected and paid in connection with any amounts received from any customer or other third party.

          (d) There is no dispute or claim concerning any Tax liability of any Company or Subsidiary (i) claimed or raised by any authority in writing, or (ii) as to which the Shareholder has knowledge based upon personal contact with any agent of such authority. Schedule 3.9 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Companies and the Subsidiaries for taxable periods ended on or after December 31, 1994; indicates those Tax Returns that have been audited; and indicates those Tax Returns that currently are the subject of audit. The Shareholder has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Company or Subsidiary since December 31, 1994.

          (e) No Company or Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f) No Company or Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. Each Company and Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6661 as to returns due on or before December 31, 1989, or Code Sec. 6662 as to returns due after that date. No Company or Subsidiary has any liability for unpaid Taxes because it once was a member of an affiliated group during any part of any consolidated return year.

     3.10 Undisclosed Liabilities.
          -----------------------

          (a) No Company or Subsidiary is, and no Company's or Subsidiary's properties or assets are, subject to any debt, liability, commitment or obligation of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, which (i) is not shown and adequately reserved against in the Financial Statements; (ii) is not shown and adequately reserved against in the Current Financial Statements; (iii) was incurred subsequent to the date of the Current Financial Statements other than in the ordinary course of business and not in violation of any provision of this Agreement or (iv) is not listed on
Schedule 3.10.

     3.11 Contracts.
          ---------

          (a) All coal sales agreements to which each Company and each Subsidiary is a party that were acquired under or in connection with the Transco Purchase Agreement are listed on Schedule 3.11(a)(1) (the "Transco Coal Sales Agreements") and all other coal sales agreements to which each Company and each Subsidiary is a party are listed on Schedule 3.11(a)(2) (the "LRI Coal Sales Agreements"). All other material contracts and commitments to which each Company and each Subsidiary is a party that were acquired under or in connection with the Transco Purchase Agreement are set forth on Schedule 3.11(a)(3) (the "Transco Miscellaneous Agreements"). All other material contracts and commitments to which each Company and each Subsidiary is a party that were not acquired under or in connection with the Transco Purchase Agreement are set forth on Schedule 3.11(a)(4) (the " LRI Miscellaneous Agreements").

          (b) Except as set forth on Schedules 3.11(a)(1), 3.11(a)(2), 3.11(a)(3) and 3.11(a)(4), no Company or Subsidiary is a party to or bound by, and no Company's or Subsidiary's business or assets are bound or affected by, any material written or oral contract, agreement or commitment of any kind whatsoever, including, but not limited to, any (1) employment agreement; (ii) promotion or advertising agreement; (iii) bonus, profit sharing, deferred compensation, hospitalization, retirement, insurance, pension, welfare, stock option or stock, purchase plan, arrangement or agreement or any other plan, arrangement or agreement providing, for employee benefits or for the remuneration, direct or indirect, of its stockholders, directors, officers or employees; (iv) agreement with any shareholder, director or officer of any Company or Subsidiary; (v) agreement containing covenants by such Company or Subsidiary not to compete in any lines of business or commerce; (vi) franchise or distributorship agreement; (vii) loan, credit or financing agreement, including all agreements for any commitments for future loans, credits or financing; (viii) guarantee; (ix) mortgage or security agreement; or (x) agreement to purchase raw materials, packaging, supplies or services used regularly in any Company's or Subsidiary's business, or to sell the products or services provided by any Company or Subsidiary.

          (c) Except as set forth on Schedule 3.11(c), all o f the LRI Coal Sales Agreements, the Transco Coal Sales Agreements, the LRI Miscellaneous Agreements and the Transco Miscellaneous Agreements are in full force and effect, each Company and Subsidiary has performed all obligations required to be performed by it to date under all such contracts and commitments, and the Shareholder does not know, or have any reasonable grounds to know, that any other party is in default (or would be in default on the giving of notice or the lapse of time or both) under any such contract or commitment.

          (d) True and complete copies of all contracts and commitments (including all open bids for coal sales) to which any Company or Subsidiary is a party or which are listed on Schedules 3.11(a)(1), 3.11(a)(2), 3.11(a)(3) and 3.11(a)(4) or which are otherwise referred to in this Agreement, including any Schedule or Annex hereto, have been delivered to Purchaser or made available for Purchaser's inspection, and there are no amendments to or modifications of, or significant agreements of the parties relating to, any such contract, agreement or commitment which have not been disclosed to Purchaser, and each such contract, agreement or commitment is valid and binding on the parties thereto in accordance with its respective terms. Schedules 3.11(a)(1), 3.11(a)(2), 3.11(a)(3) and 3.11(a)(4) include a true and complete description of the terms of any unwritten contract or commitment to which any Company or Subsidiary is a party or by which any Company or Subsidiary is bound.

          (e) The prices which each Company and Subsidiary shall receive or pay under all outstanding contracts, agreements and commitments with its customers, suppliers and others have been determined in accordance with such Company's or Subsidiary's established pricing principles. After due inquiry, neither the Shareholder, any Company or any Subsidiary knows of any adverse change in the availability or cost of any of any Company's or Subsidiary's supplies that is likely to occur and that would materially and adversely affect the operation and financial performance of any Company or Subsidiary.

          (f) If consent to the transactions contemplated by this Agreement and the Other Documents is required under any contract or commitment to be transferred under or in connection with this Agreement and the Other Documents, the Shareholder shall use his best efforts to obtain such consent (subject to Section 7.9).

     3.12 Litigation and Pending Proceedings.  Except as set forth on Schedule
          ----------------------------------
3.12, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting the Shareholder or any Company or Subsidiary, or any Company's or Subsidiary's business, prospects or condition (financial or otherwise), or any of any Company's or Subsidiary's properties or assets, or which would prevent the performance of this Agreement or the Other Documents or any of the transactions contemplated hereby or thereby, or which declare the same unlawful or cause the rescission thereof. Each Company and Subsidiary has complied with, and no Company or Subsidiary is in default in any respect under (and has not been charged or threatened with, and is not under an investigation with respect to, any charge concerning any violation of any provision of), any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative, or administrative), or any order, writ, injunction or decree of any court, agency or instrumentality.

     3.13 Real Property.
          -------------

          (a) Schedule 3.13(a) sets forth a true and complete list of all leases and other agreements (including wheelage and right-of-way agreements) by which the Company holds a leasehold interest or other contractual rights in and to any real property, or has the right to receive income from any third party as a result of the use or occupancy of any real property by such third party. The leases and other agreements identified on Schedule 3.13 (a), as each may have been amended, supplemented or otherwise modified by contemporaneous or subsequent written agreements, are hereinafter referred to as the "Leases," and the property and property rights granted therein are hereinafter referred to as the "Leased Real Property". As of the Closing Date, the Shareholder especially warrants the Companies' and Subsidiaries' title to their respective leasehold interest or other contractual rights in and to the Leased Real Property.

          (b) Schedule 3.13(b) sets forth a true and complete list of all real property that the Companies and their Subsidiaries own in fee, whether surface or mineral or portion thereof (the "Owned Real Property"). As of the Closing Date, the Shareholder specially warrants fee title to the Owned Real Property (except for such properties acquired by the Companies or their Subsidiaries with covenant of general warranty, and in which cases the Shareholder generally warrants fee title to such properties), free and clear of all Charges other than as may be contained in the instruments of conveyance of the Owned Real Properties to the Companies or their Subsidiaries.

          (c) Except as set forth on Schedule 3.13(a), as of the Closing Date:
(i) there will be no past due payment obligation or other material default under any of the Leases; (ii) neither Shareholder nor the Companies or Subsidiaries has received any notice (oral or written) of, or knows of, any act, omission or condition which constitutes a material default, or with the passage of time and/or the giving of notice would constitute a material default, under any of the Leases; (iii) there will be no Charges against the Leases or the rights of the Companies or Subsidiaries thereunder; (iv) to the best of the knowledge of the Shareholder, neither the Companies nor the Subsidiaries has mined any coal that did not belong to it, or mined any coal in such a reckless or imprudent fashion as to give rise to any material claims for loss or waste by any of its lessors; and (v) each of the Leases will be in good standing, valid and enforceable against the lessor or other party in accordance with its terms.

          (d) Subject to all of the lessors listed on Schedule 3.31 giving their consent to the transactions contemplated herein, the acquisition of the Shares by Purchaser will not constitute a default under the terms of any of the Leases.

          (e) Except as set forth on Schedule 3.13(a), the Companies and the Subsidiaries are in actual and peaceful possession of that portion of the Leased Real Property with respect to which the Companies or their Subsidiaries have Permits and are actively conducting coal mining operations (the "Permitted Leased Real Property").

     3.14 Restrictions on Property.  No applicable zoning or building law,
          ------------------------
ordinance, administrative regulation, urban redevelopment law, or any other law, regulation, rule, order or decree, prohibits or interferes with, limits or impairs, or would, if not permitted by any prior nonconforming use, prohibit or interfere with, or limit or impair, the use, operation, maintenance of or access to, or affects the value of, the real or personal property owned or leased by any Company or Subsidiary or any item thereof, as now used, operated or maintained by such Company or Subsidiary. No notice of any violation of any applicable zoning or building law, ordinance, administrative regulation, or any other law, regulation, rule, order or decree, has been received by any Company or Subsidiary, and the Shareholder does not know, or have any reasonable grounds to know, of the threat of any such notice. No condemnation proceeding has been instituted or is threatened with respect to any Leased Real Property or Owned Real Property.

     3.15 Condition of Assets.  Except as expressly contained in Section 3.7 of
          -------------------
this Agreement or the Other Documents, the Buyer acknowledges that the Shareholder has made no representation regarding the value or condition of the Tangible Assets, and the Acquired Assets will be held by the Companies or Subsidiaries at Closing "as is, where is" with no representations or warranties, express or implied, as to merchantability or fitness for a particular purpose, other than set forth in Section 3.7.

     3.16 Inventory.  The Companies' and the Subsidiaries' coal inventory as of
          ---------
the date of the Current Balance Sheets, and all additions to the Company's coal inventory since such date, consist solely of coal which is usable or saleable in the ordinary course of the Company's business.

     3.17 Notes and Accounts Receivable.  Except as set forth on Schedule 3.17,
          -----------------------------
all notes and accounts receivable of each Company and Subsidiary shown on the Current Balance Sheets or thereafter acquired by any Company or Subsidiary have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 45 days after billing) at the aggregate recorded amounts thereof on such Company's or Subsidiary's books, less the bad debt reserves provided therefor on the Current Balance Sheet, as such reserves may have been adjusted on such Company's or Subsidiary's books in the ordinary course of business to date. No note or account receivable of any Company or Subsidiary is subject to counterclaim or set off.

     3.18 Banks, Directors and Officers, Powers of Attorney, Life Insurance and
          -----------------------------------------------------------------
Employees. Schedule 3.18 sets forth (a) a list of all banks with which each
---------
Company and Subsidiary has an account, deposit, certificate of deposit, or safe deposit box along with identifying numbers and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of each Company and Subsidiary and of all incumbent trustees and committee members under any plans listed on Schedule 3.26 or related trusts; (c) the names of all Persons having powers of attorney from any Company or Subsidiary and a summary statement of the terms thereof; (d) a description and identification of any insurance policies held or paid for by any Company or Subsidiary on the lives of any of such Company's or Subsidiary's key employees, officers, directors or shareholders; and (e) the names and job descriptions of all of each Company's and Subsidiary's non-hourly employees whose total compensation from each Company or Subsidiary for the year ending December 3 1, 1997, will exceed Fifty Thousand Dollars ($50,000.00), together with a statement of the full amount paid or payable to each such person in respect of such year. Except for any currently effective collective bargaining agreements listed on Schedule 3.25, no person is employed by any Company or Subsidiary other than at the will of the employing Company or Subsidiary for an indefinite period of time, and at the option of either such Company or Subsidiary or the employee, such employee's employment with such Company or Subsidiary may be terminated with or without cause, and with or without notice, at any time, except as may be limited by applicable law.

     3.19 Permits, Etc.
          ------------

          (a) Each Company and Subsidiary has all permits, licenses, franchises, approvals, certificates or authorizations (collectively, "Permits") of any federal, state or local governmental or regulatory body required in order to permit. it to carry on its business as presently conducted, all of which are in full force and effect, and none of which will be adversely affected by the transactions contemplated herein. All current Permits held by each Company and each Subsidiary are listed on Schedule 3.19(a) (the "Leslie Permits"). No misrepresentations or willful or negligent omissions were made of any material fact in obtaining any Leslie Permit. No action or claim is pending, threatened or contemplated to revoke, suspend, modify, alter, amend or terminate any Leslie Permit, or to declare any Leslie Permit invalid in any respect, and the Shareholder does not know of any reason for such action.

          (b) All reclamation and performance bonds posted by each Company and each Subsidiary in connection with its operations are listed on Schedule 3.19(b)(1) (collectively, the "Bonds"). Except as disclosed on Schedule 3.19(b)(2): (i) the Companies and the Subsidiaries have properly carried out all reclamation with respect to their coal mining and processing operations required to date by law; and (ii) the operation of the Companies' and the Subsidiaries' coal mining and processing operations, and the state of reclamation on all of the Leased Real Property and Owned Real Property are "current" or in "deferred status" regarding reclamation obligations and otherwise are in material compliance with all applicable mining, reclamation, health and safety, zoning, land use and all other laws and regulations (including, without limitation, all aspects of the Federal Coal Mine Health and Safety Act of 1969, as amended, and the Federal Mine Safety and Health Act of 1977, as amended, and 'similar state laws and regulations) and in accordance with reclamation plans submitted with respect to the Leslie Permits.

     3.20 Intellectual Property.  Schedule 3.20 sets forth a true and complete
          ---------------------
identification and summary description of all Intellectual Property owned or utilized by each Company and Subsidiary in its business (collectively, the "Companies' Intellectual Property"), including a description of the nature of each Company's and Subsidiary's interest therein. Except as set forth on
Schedule 3.20, all of the Companies' Intellectual Property is owned by the Companies and the Subsidiaries and is free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims; no Company or Subsidiary is a party to any license, consent, settlement or other agreement involving the Companies' Intellectual Property; there are, and have been, no claims, actions or judicial or adversarial proceedings involving any of the Company's Intellectual Property, and no such actions or proceedings are threatened or anticipated; the Companies and the Subsidiaries have the right and authority to use the Companies' Intellectual Property in connection with the conduct of their business and such use has not and will not infringe upon, constitute a misappropriation of, or otherwise violate the rights of any other person in, any Intellectual Property; and the Shareholder knows of no past or present occurrences of any probable infringement or misappropriation of, or violation of any Company's or Subsidiary's rights in any of the Companies' Intellectual Property.

     3.21      Working Relationships. Each Company and Subsidiary enjoys good
               ---------------------
working relationships under all of its sales agency, broker, sales representative, and similar agreements or arrangements necessary to the normal operation of its business.

     3.22      Proprietary Information. Prior to or in conjunction with the
               -----------------------
Closing, the Shareholder shall have fully disclosed to Purchaser all customer lists, trade secrets, processes, inventions, formulas, methods, know-how and other proprietary information used or developed by each Company and Subsidiary in connection with its business. No Company or Subsidiary has disclosed or permitted the disclosure of any such proprietary information to any other Person, and the use by such Company or Subsidiary of its proprietary information does not violate any other Person's proprietary rights.

     3.23      Customers, Etc. Listed on Schedule 3.23 are the names and
               --------------
addresses of all of each Company's and Subsidiary's material customers, suppliers and distributors with whom or which each Company and Subsidiary has done business since December 31, 1995. The Shareholder does not know, or have any reasonable grounds to know, that such customer, supplier of distributor has terminated or expects to terminate a portion of its normal business with any Company or Subsidiary, as a result of the transactions contemplated in this Agreement or otherwise.

     3.24      Insurance. The tangible real and personal property and assets,
               ---------
whether owned or leased, of each Company and Subsidiary are insured against the hazards and in the amounts stated in the policies of insurance listed on
Schedule 3.24. Each Company and Subsidiary carries insurance against personal injury and property damage to third persons and in respect of its services and operations and such other insurance as is stated in the policies of insurance listed on Schedule 3.24. All such insurance is in full force and effect, is carried with reputable insurers and, in any event, the insurance carried by each Company and Subsidiary in respect of Its physical properties is of an amount and character such as to prevent each Company and Subsidiary from being a co-insurer in respect of any loss thereto. Schedule 3.24 sets forth a true and complete list of all claims in excess of Five Thousand Dollars ($5,000.00) made by each Company and Subsidiary during the past year under any such policy,

     3.25      Labor Relations. Except as set forth on Schedule 3.25: (a) no
               ---------------
Company or Subsidiary is a party to, or negotiating, or has obligations under, any agreement, collective bargaining or otherwise, with any party relating to the compensation or working conditions of any of the its employees; (b) no Company or Subsidiary is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (c) the Shareholder does not know, or have any reasonable grounds to know, of any union organizational or representational activities underway among any of any Company's or Subsidiary's employees; and (d) no Company or Subsidiary has been charged or threatened with a charge of any unfair labor practice. There are no existing or threatened labor strikes, slowdowns, disputes, grievances or disturbances affecting or which might affect operations at, or deliveries from or into, any facility of any Company or Subsidiary. No work stoppage against any Company or Subsidiary or any Company's or Subsidiary's business is pending or threatened, and no such work stoppage has ever occurred.

          No Company or Subsidiary has committed any act or failed to take any required action with respect to any of its employees which has resulted or which may result in a material violation of ERISA (as that term is defined in Section
3.26 below), or similar legislation as it affects any employee benefit or welfare plan of such Company or Subsidiary; the Immigration Reform and Control Act of 1986; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Occupational Safety and Health Act; Executive Order 11246; the Fair Labor Standards Act; the Rehabilitation Act of 1973; and all regulations under such Acts, and all other federal, state and local laws, regulations and executive orders relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, unemployment and workers' compensation laws, any labor relations laws, or any governmental regulations promulgated thereunder, as the same affect relationships or obligations of such Company or Subsidiary with respect to any of its employees, and which will or reasonably could result in any material liability, penalty, fine or the like being imposed upon such Company or Subsidiary. No Company or Subsidiary is liable for any arrearage of wages or taxes or penalties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or threatened.

    3.26  Employee Benefit Plans.
          ----------------------

          (a) For purposes of this Section 3.26, the term "employee benefit plan(s)" shall have the meaning ascribed to it in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, and the term "employee pension benefit plan(s)" shall have the meaning ascribed to it in Section 3(2) of ERISA.

          (b) Schedule 3.26 sets forth a complete list of all employee benefit plans, policies and practices (whether or not subject to ERISA) applicable to employees of each Company and Subsidiary, including, without limitation, plans, funds or programs providing medical, surgical or hospital care or benefits; benefits in the event of sickness, accident, disability, death or unemployment; vacation benefits; apprenticeship or other training programs; day care centers; scholarship funds; prepaid legal services; benefits described in Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; severance pay arrangements; and supplemental retirement income payments which take into account increases in the cost of living. Each employee benefit plan, policy or practice which is funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan on Schedule 3.26.

          (c) True and complete copies of all (i) employee benefit plans and related trust agreements; (ii) policies and practices; (iii) summary plan descriptions; (iv) most recent allocation or actuarial reports prepared for each employee pension benefit plan; (v) insurance policies; and (vi) communications to or from the Internal Revenue Service (the "IRS") (including the most recent Form 5500 filed with the IRS and the most recent determination letter received from the IRS), the Pension

Benefit Guaranty Corporation (the "PBGC") or the United States Department of Labor and other governmental filings with respect to the employee benefit plans have been delivered by each Company and Subsidiary to Purchaser.

          (d) Except as specifically provided in the documents described in this
Section 3.26 and delivered to Purchaser, or as otherwise described on Schedule 3.26, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations which are currently in effect or which the Shareholder or any Company or Subsidiary has undertaken to become effective in the future, or which the Shareholder has knowledge of, to any of the employee benefit plans, policies or practices.

          (e) Each employee benefit plan of each Company and Subsidiary has been executed, managed and administered in material compliance with the applicable provisions of ERISA, the Code, and the regulations promulgated thereunder, and all other applicable laws. The Shareholder has no knowledge of any fact which would adversely affect the qualified status of any of the employee benefit plans, or of any threatened or pending claim against any of the employee benefit plans or their fiduciaries by any participant, beneficiary or government agency.

          (f) The Shareholder, the Companies and the Subsidiaries have fully complied with the notice and continuation requirements of Sections 601 through 608 of ERISA and the proposed regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to each Company's and Subsidiary's respective employee benefit plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the employee benefit plans have been maintained in material compliance with Section 107 of ERISA. None of the Shareholder, any Company, any Subsidiary or any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of any Company's or Subsidiary's employee benefit plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

          (g) None of the Shareholder, any Company or any Subsidiary have, with respect to any of the employee benefit plans, nor has any administrator of any of tile employee benefit plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject the Shareholder, any Company or Subsidiary, any of the employee benefit plans, any administrator or trustee or any party dealing with any of the employee benefit plans or any such trusts to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

          (h) All employee pension benefit plans maintained by or covering employees Of any Company or Subsidiary which are intended to be qualified under
Section 401(a) or 403(a) Of the Code, and the related trusts which are intended to be exempt under Section 501(a) of the Code, are, and have been since adoption, so qualified, and are identified on Schedule 3.25 as "qualified plans," and the date of the most recent determination letter from the IRS confirming the qualification of each such plan is set out on Schedule 3.26.

          (i) Except as set forth on Schedule 3.26, none of the employee pension benefit plans nor any of the related trusts has been terminated. None of the employee pension benefit plans has an accumulated funding deficiency (as that term is defined in Section 302 of ERISA and 412 of the Code), whether or not waived. No material liability to the PBGC has been incurred with respect to any of the employee pension benefit plans; there have been no reportable events (as described in Section 4043 (b) of ERISA); and no event or condition has occurred which presents a material risk of termination of any of the employee pension benefit plans by the PBGC.

          (j) The present value of all accrued benefits, whether forfeitable or not, under the employee pension benefit plans subject to Title IV of ERISA do not exceed the value of the assets of such plans allocable to such accrued benefits. The actuarial present value of all accrued deferred compensation entitlements of employees and former employees of the Companies and the Subsidiaries (and their respective beneficiaries) other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code are fully reflected on the Financial Statements and the Current Financial Statements.

          (k) None of the employee pension benefit plans is, and no Company or Subsidiary has ever contributed to, a "multi-employer plan," as that term is defined in Section 3(37) of ERISA (as particularly amended by The Multi-Employer Pension Plan Amendments Act of 1980).

          (1) No Company or Subsidiary is now liable, or has any potential liability, under Sections 4063 or 4064 of ERISA, and as Company or Subsidiary, whether by reason of the transactions contemplated by this Agreement or otherwise, may be treated as a withdrawing substantial employer under an employee pension benefit plan to which more than one employer makes contributions by application of Section 4062(f) of ERISA. No Company or Subsidiary is now, or will at any time be by virtue of any action heretofore taken or to be taken prior to the Closing Date, subject to a requirement to provide security under Section 401(a)(29) of the Code, nor shall any asset of any Company or Subsidiary be subject to a lien by reason of the provisions of
Section 412(n) of the Code.

          (m) Each Company and Subsidiary has provided to Purchaser the information reasonably necessary to determine the accounting treatment which may be accorded any of such Company's or Subsidiary's retiree welfare benefits currently in force at such Company or Subsidiary under proposed Financial Accounting Standards Board guidelines.

          (n) Any trust or fund maintained by or contributed to by any Company or Subsidiary or its employees to fund an employee benefit plan (other than an employee pension benefit plan) is qualified as an exempt organization under
Section 501(c)(9) of the Code and the regulations thereunder as a Voluntary Employee's Benefit Association (a "VEBA"). All "welfare benefit funds" within the meaning of Section 419(a) of the Code (including, but not limited to, any VEBA), provided by or pursuant to a plan of any Company or Subsidiary have been maintained in accordance with Section 419 of the Code and no contributions have been made to such a fund in excess of the "qualified costs" of the benefits provided for a taxable year (within the meaning of Section 419(b) of the Code), except as set forth on Schedule 3.26.

     3.27 Potential Competing Interests.  Except as set forth on Schedule 3.27,
          -----------------------------
neither the Shareholder, nor any officer, director or employee of any Company or Subsidiary, has any direct or indirect interest in any entity which competes with, is a supplier, customer or sales agent of, or is engaged in any business of the kind being conducted by, any Company or Subsidiary, and neither the Shareholder, nor any officer, director or employee of any Company or Subsidiary, has any interest, direct or indirect, in any contract or agreement with, commitment or obligation of or to, or claim against, any Company or Subsidiary. Except as set forth on Schedule 3.27, no real or personal property in which the Shareholder or any officer, director or employee of any Company or Subsidiary has an interest is used by any Company or Subsidiary in the operation of its business, or located on or at any premises used by any Company or Subsidiary in its business, and no such property is significant to the operation of any Company's or Subsidiary's business. On the Closing Date, all indebtedness of the Shareholders, and any officer, director or employee of any Company or Subsidiary to such Company or Subsidiary reflected or which should have been reflected in the Financial Statements or the Current Financial Statements shall have been paid in full, or such amounts will be set off against the Purchase Price. All such indebtedness is set forth on Schedule 3.27.

     3.28 Environmental Matters.
          ---------------------

          (a) As used in this Section 3.28, the term "Hazardous Material" shall mean any substance, chemical or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs) and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant, in any federal, state or local law, code or ordinance now existing, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. (S)(S) 9601, et seq., and the Kentucky Revised
                                       ------
Statutes, Chapter 224.

          (b) Each Company and Subsidiary has duly complied with, and to the best of the Shareholder's knowledge, each Company's and Subsidiary's business, operations, assets, equipment, leaseholds and facilities, including, without limitation, all real property used by each Company and Subsidiary, are in full compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including, without limitation, all laws and regulations with respect to reporting releases of Hazardous Materials and the registration, testing and maintenance of underground storage tanks.

          (c) Each Company and Subsidiary has been issued, and will maintain, all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions; (ii) discharges to surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Materials; and (vi) other environmental, health or safety matters. A true, accurate and complete list of all such permits, licenses, certificates or approvals is set forth on Schedule 3.28.

          (d) No Shareholder, Company or Subsidiary has received notice of, or knows of or suspects, any fact(s) which might constitute a violation of any federal, state or local environmental, health or safety laws, codes or ordinances, or any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the, Real Property, and no Company or Subsidiary is in violation of any covenants, conditions, easements, rights of way or restrictions affecting any of the Owned Real Property or Leased Real Property any rights appurtenant thereto.

          (e) Except in accordance with a valid governmental permit, license, certificate or approval listed on Schedule 3.28, to the best of the Shareholder's knowledge there has been no emission, spill., release, discharge or threatened release into or upon (i) the air; (ii) the soils or any improvements located thereon; (iii) the surface water or ground water; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Owned Real Property or the Leased Real Property, of any Hazardous Material at or from any of the Owned Real Property or the Leased Real Property (any of which is hereafter referred to as a "Hazardous Discharge").

          (f) None of the Shareholder, any Company, any Subsidiary, or to the best of the Shareholder's knowledge, any other Person, has rendered an complaint, order, directive, claim, citation or notice by any governmental authority or any other Person with respect to (i) air emissions; (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Real Property; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Materials; or (vi) other environmental, health or safety matters, affecting any Company or Subsidiary, any of the Owned Real Property or the Leased Real Property, any improvements located thereon or the business conducted thereon (any of which is hereafter referred to as an "Environmental Complaint").

          (g) To the best of the Shareholder's knowledge, all Hazardous Materials disposed of, treated or stored on or off-site of any real property owned, ]eased or operated at any time by any Company or Subsidiary have been disposed of, treated and stored in full compliance with all applicable laws, codes and ordinances and all rules and regulations promulgated thereunder.
Schedule 3.28 identifies all underground storage tanks owned or operated at any time by any Company or, to the best of Shareholder's knowledge, any Subsidiary.

          (h) Except for supplies listed on Schedule 3.28 that are to be used or sold in the ordinary course of any Company's or Subsidiary's business and in full compliance with all applicable laws, codes and ordinances, to the best of the Shareholder's knowledge, all of the Owned Real Property and Leased Real Property is free of all (i) Hazardous Materials; (ii) underground storage tanks; and (iii) underground pipelines owned or operated by any Company or any Subsidiary. Except for those supplies listed on Schedule 3.28, no Company or Subsidiary has stored, treated or disposed of any Hazardous Materials on, in or under the Owned Real Property or the Leased Real Property, or any part thereof, or has permitted the Owned Real Property or the Leased Real Property, or any part thereof, to be used for the storage, treatment or disposal of Hazardous Materials. Except for the supplies listed on Schedule 3.28, to the best of the Shareholder's knowledge, there has been no storage, treatment, disposal or release of Hazardous Materials on, in or under the Owned Real Property or the Leased Real Property at any time by any Person.

          (i) Except in accordance with a valid governmental permit, license, certificate or approval listed on Schedule 3.28, no Company or Subsidiary has transported or accepted for transport any Hazardous Materials. Schedule 3.28 identifies all of the Persons for whom or which any Company or Subsidiary has transported (or from whom or which any Company or Subsidiary has accepted for transport) Hazardous Materials.
Schedule 3.28 identifies all locations to which any Company or Subsidiary has transported Hazardous Materials.

          (j) The Shareholder shall have made available to Purchaser prior to Closing all information which he possesses or of which he has knowledge pertaining to the environmental history of all of the Owned Real Property or the Leased Real Property. The Shareholder shall also promptly furnish to Purchaser true, accurate and complete copies of all sampling and test results obtained from all environmental and/or health samples and tests taken at and around any of the Owned Real Property or the Leased Real Property prior to the Closing. The Shareholder shall be furnished copies of any environmental audit or report received by Purchaser, and shall be a beneficiary of any covenant or warranty contained therein.

     3.29 Immigration Matters.  Each Company and Subsidiary has complied with
          -------------------
all relevant provisions of Section 274A of the Immigration and Nationality Act, as, amended (the "Act"). Without limiting the foregoing: (a) each "employee" (as that term is defined in the Act) of each Company and Subsidiary is permitted to be so employed in the United States under the Act; (b) each Company and Subsidiary has examined (and made copies of, if applicable) the documents presented by said employee to establish appropriate employment eligibility under the Act; (c) each Company and Subsidiary has completed and required each employee hired on or since November 11, 1986, to complete a Form 1-9 verifying employment eligibility under the Act; (d) each Company and Subsidiary has retained each such completed Form 1-9 for the length of time required under the Act; and (e) no monetary penalties have been assessed against any Company or Subsidiary for violation of Section 274A of tile Act.

     3.30 Permit Blocking.  None of the Shareholder, any Company, any Subsidiary
          ---------------
or any Person "owned or controlled" by the Shareholder, any Company, any Subsidiary or any Person which "owns or controls" any Company or any Subsidiary has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (30 U.S.C.
(S)(S) 1201 et seq.) (or any comparable state statute), that it is (i)
            ------
ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e., "permit blocked." As used herein, the terms "owned or controlled" and "owns or controls" shall be defined as set forth in 30 C.F.R.
(S)773.5 (1991).

     3.31 Consents and Notices.  All consents, approvals and notices required to
          --------------------
be obtained in connection with the sale of the Shares are set forth on Schedule 3.31.

     3.32 Transactions with Affiliates.  Except as set forth in the notes to the
          ----------------------------
Financial Statements, Closing Financial Statements or Current Financial Statements, or in the schedules to this Agreement or the Other Documents, and, except for arrangements contemplated by this Agreement, none of the Shareholder, any Company or any Subsidiary has any outstanding contract, agreement or other arrangement with an Affiliate, other than those that will not have a material adverse effect on the Shares, the assets, financial condition or business of any Company or any Subsidiary.

     3.33 Distributions.  Except as listed on Schedule 3.33, from October 31,
          -------------
1997, through the date of this Agreement, no Company or Subsidiary has declared, set aside, or paid any dividends, whether in cash, stock or other securities, or otherwise made any distributions to its shareholder(s), directly or indirectly, of any of its property or assets.

     3.34 Actions Since October 31, 1997.  Except as disclosed on Schedule 3.34,
          ------------------------------
from October 31, 1997, until the date of this Agreement, the Shareholder, the Companies and the Subsidiaries have not taken any actions that are not permitted under Section 5.3 between the date of this Agreement and the Closing Date.

     3.35 Completeness of Statements.  No statement, Schedule, Annex,
          --------------------------
certificate, information, representation or warranty of any Company, any Subsidiary or the Shareholder contained in this Agreement or the Other Documents, or furnished by or on behalf of any Company, any Subsidiary or the Shareholder to Purchaser or any of its agents pursuant hereto or thereto, or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make a statement contained herein or therein not misleading. All representations and warranties of the Shareholder contained in this Agreement and in the Other Documents are true and complete as of the date hereof, and will be true and complete as of the Closing Date.


                                   ARTICLE 4

           Representations and Warranties of Purchaser and Guarantor
           ---------------------------------------------------------

     Purchaser and Guarantor respectively represent and warrant to the Shareholder as follows:

     4.1  Organization.  Purchaser is a corporation duly organized and validly
          ------------
existing under the laws of the state of Delaware and Guarantor is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, and each has full corporate power and authority to own and lease its properties as such properties are now owned and leased, and to conduct its business as and where its business is now conducted.

     4.2  Authority.
          ---------

          (a) Purchaser and Guarantor each has full right, power, authority, and capacity to execute and deliver this Agreement and the Other Documents, and to perform its obligations under this Agreement and the Other Documents. This Agreement and the Other Documents constitute valid and legally binding obligations of Purchaser and Guarantor, enforceable in accordance with their terms.

          (b) The execution and delivery of this Agreement and the Other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance and fulfillment of the obligations and undertakings hereunder and thereunder by Purchaser and Guarantor will not, (i) violate any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, its Articles of Incorporation or Bylaws; any contract, agreement, arrangement or undertaking to which Purchaser or Guarantor is a party or by which it may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation of any governmental body; or (ii) terminate or cancel, or result in the termination or cancellation of, any agreement or undertaking to which it is a party.

          (c) The execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement and the Other Documents have been duly authorized by all requisite corporate action. All other consents, approvals, authorizations, releases or orders required of or for Purchaser or Guarantor for the authorization, execution, and delivery of, and for the performance and consummation of the transactions contemplated by, this Agreement and the Other Documents will have been obtained by the Closing.

     4.3  Permit Blocking.  Neither Purchaser nor any Person "owned or
          ---------------
controlled" by Purchaser or any Person which "owns or controls" Purchaser has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (30 U.S.C. (S)(S) 1201 et seq.) (or any comparable state statute), that it is (i) ineligible to
     ------
receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e., "permit blocked." As used herein, the terms "owned or controlled" and "owns or controls" shall be defined as set forth in 30 C.F.R. (S)773.5 (1991).

     4.4  Knowledge of Misrepresentations.  Neither Purchaser nor Guarantor has
          -------------------------------
knowledge of any material misrepresentation by the Shareholder under this Agreement.

     4.5  Financial Ability.  Purchaser and Guarantor each has the financial
          -----------------
ability to perform its obligations under this Agreement and the Other Documents, including but not limited to payment of the Deferred Amount. Shareholder has been provided a copy of the Purchaser's September 30, 1997 (pro-forma) and the Guarantor's September 30, 1997, financial statements which have been prepared in accordance with generally accepted accounting principles consistently applied, which present fairly and accurately in all material respects the results of operation of the Purchaser and Guarantor for the period covered thereby. Since the date of the financial statements, there has been no material adverse change in the business or operations of the Purchaser or Guarantor, their assets or their properties.

                                   ARTICLE 5

                         Covenants of the Shareholder
                         ----------------------------

     The Shareholder covenants and agrees with Purchaser that from the date hereof through the Closing:

     5.1  Investigations.  The Shareholder shall continue to give Purchaser and
          --------------
the employees, accountants, attorneys and other authorized agents and representatives of Purchaser full access during all reasonable times to all the premises, properties, books and records (including, without limitation, all corporate minute books and stock transfer records) of each Company and Subsidiary' and to furnish Purchaser with such financial and operating data, analyses and other information of any kind respecting the business and properties of each Company and Subsidiary as Purchaser shall from time to time request, including, but not limited to, the work papers of each Company's and Subsidiary's accountants. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of any Company's or Subsidiary's business. In the event of the termination of this Agreement, Purchaser shall return to each Company and Subsidiary all documents, work papers and other materials obtained from any Company or Subsidiary in connection with the transactions contemplated hereby, and shall use all reasonable efforts to keep confidential any information obtained in any Investigation, unless such information is readily ascertainable from public or published information or trade sources.

     5.2  Consents.  Subject to Section 7.9, the Shareholder shall use its
          --------
reasonable best efforts to procure, upon reasonable terms and conditions mutually acceptable to the parties, all consents and approvals.

     5.3  Conduct of Business in the Ordinary Course.  Except as set forth in
          ------------------------------------------
Schedule 5.3, the Shareholder shall cause each Company and Subsidiary to conduct its business only in the ordinary course (including but not limited to payment of legitimate invoices and bills in accordance with their terms and consistent with prior practice) and to obtain Purchaser's approval before entering into any agreement regarding the sale of coal which "involves more than ten thousand (10,000) short tons per month or has a term exceeding ninety (90) days. By way of amplification and not limitation, except as otherwise provided herein, no Company or Subsidiary shall, without the prior written consent of Purchaser:

          (a) Issue or cause to be issued any stock, or any options, warrants, or offer rights to subscribe for or purchase any stock, or any securities convertible into or exchangeable for stock;

          (b) Declare, set aside, or pay any dividends, whether in cash, stock or other securities, or otherwise make any distributions, including payment of intercompany debts and management fees, directly or indirectly, of any property of any Company or Subsidiary;

          (c) Directly or indirectly redeem, purchase or otherwise acquire any stock;

          (d) Effect a split, reverse split, reclassification or other change of any stock, or other reorganization or recapitalization;

          (e) Amend its Articles of Incorporation or Bylaws;

          (f) Grant any increase in the compensation payable or to become payable to its officers or. salaried employees (including any salary, bonus, insurance, pension or other benefit plan, payment or arrangement made to, for. or with any of such officers or employees);

          (g) Borrow or agree to borrow any amount of funds other than short-term loans secured by accounts receivable; directly or indirectly guarantee or agree to guarantee, any obligations of others; or, except in the ordinary course of business, incur any obligation or liability;

          (h) Subject to the first sentence in Section 5.3 or the last sentence of Section 5.3, enter into any agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed on a Schedule delivered to Purchaser pursuant to the terms of, or in connection with, this Agreement, or modify, amend or terminate any agreement required to be listed in any such Schedule;

          (i) Place or suffer to exist on any of the assets or properties of any Company or Subsidiary any Mortgage, pledge, lien, charge or other encumbrance, except in connection with a borrowing of funds permitted under Section 5.3(g);

          (j) Cancel any material indebtedness owing to any Company or Subsidiary or any claim which any Company or Subsidiary may have possessed, or waive any material rights of substantial value, or discharge or satisfy any material non-current liabilities;

          (k) Except in the ordinary course of business, sell or otherwise dispose of any of its assets;

          (l) Commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed on a Schedule delivered to Purchaser pursuant to the terms of, or in connection with, this Agreement, or which would have an adverse effect on the business, financial condition or earnings of any Company or Subsidiary;

          (m) Violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the business, financial condition or earnings of any Company or Subsidiary;

          (n) Fail to maintain its books, accounts and records on a basis consistent with that heretofore employed; or

          (o) Fall to pay, or to make provisions adequate for the payment of, all taxes (current or deferred), interest payments and penalties (whether or not reflected in its returns as filed) due and payable (and/or accruable for all periods to the Closing Date, including that portion of its fiscal year to and including the Closing Date) to any city, county, state, foreign country, the United States or any other taxing authority.

In addition, no Company or Subsidiary shall make (or become obligated to make) any expenditure of funds exceeding Five Thousand Dollars ($5,000.00) per single event, except for expenditures required to satisfy payroll obligations, without consulting with Purchaser prior to making such expenditures.

     5.4  Preservation of Business.  Without in any way limiting the provisions
          ------------------------
of Section 5.9, the Shareholder shall cooperate with Purchaser in making any announcements concerning the transactions contemplated in this Agreement to the suppliers, distributors. and customers listed on Schedule 3.23. The Shareholder shall use his best efforts to preserve the possession and control of all of the assets of the Companies and the Subsidiaries; to preserve the good will of suppliers, distributors, customers and others having business relations with the Companies and the Subsidiaries; and to do nothing to impair the ability to keep and preserve the business of the Companies and the Subsidiaries existing on the date of this Agreement.

     5.5  Notification of Material Changes and Litigation.  The Shareholder
          -----------------------------------------------
shall provide Purchaser with prompt written notice, accompanied by a detailed description and analysis, (a) of any adverse or potentially adverse material change in any Company's or Subsidiary's condition, earnings, prospects or business; (b) of any event or condition of any character (whether actual, threatened or contemplated) pertaining to the financial condition, business or assets of any Company or Subsidiary that has materially adversely affected, or which can reasonably be expected to materially and adversely affect, its financial condition, business or assets, or to cause its business to be carried on materially less profitably than prior to this Agreement; and (c) of all claims, regulatory proceedings and litigation (whether actual, threatened or contemplated, and whether or not material) against or possibly involving any Company or Subsidiary or involving any officer or director of any Company or Subsidiary where such claims, regulatory proceedings or litigation arise in connection with actions taken by any officer or director in his capacity as an officer or director. Such adverse or potentially adverse material changes or such litigation shall include, without limitation, any adverse or potentially adverse material change in, or any litigation arising in connection with any item or matter reported on, any Schedule, Annex or document delivered by any Company or Subsidiary or the Shareholders to Purchaser in connection with this Agreement.

     5.6  Cooperation.  The Shareholder shall cooperate fully, completely and
          -----------
promptly with Purchaser in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement.

     5.7  Discussions with Other Purchasers.  Neither the Shareholder, nor any
          ---------------------------------
Company's or any Subsidiary's directors, officers, agents or employees, shall solicit, authorize the solicitation of, or enter into any discussions with any third party to: (a) purchase any of the capital stock of any Company or Subsidiary, any option or warrant to purchase any capital stock of any Company or Subsidiary, any securities convertible into capital stock of any Company or Subsidiary, or any other equity security of the Company or Subsidiary; (b) make a tender or exchange offer for any capital stock of any Company or Subsidiary, or any other equity security of any Company or Subsidiary; (c) purchase, lease or otherwise acquire all or a substantial portion of the assets of any Company or Subsidiary; or (d) merge, consolidate, engage in a share exchange or otherwise combine with any Company or Subsidiary.

     5.8  Representations and Warranties.  The Shareholder shall not cause or
          ------------------------------
permit any of his representations and warranties made in this Agreement, including, without limitation, his representations and warranties contained in
Article 3 of this Agreement to be untrue or incomplete on the Closing Date or at any time prior thereto.

     5.9  Public.  Except as required by applicable law, without the prior
          ------
written consent of Purchaser; the Shareholder shall not disclose or publish, or permit the disclosure or publication of, any information concerning the execution and delivery of this Agreement, or the transactions contemplated by this Agreement, to any third party.

      5.10 Resignations.  At the Closing, the Shareholder shall cause the
           ------------
individuals identified on subpart (b) of Schedule 3.8 to resign as officers and/or directors of the Companies and the Subsidiaries, and/or as trustees and committee members of the Plans, which resignations shall be effective immediately after the Closing.

      5.11 Discussions with Certain Parties.  Neither the Shareholder, any
           --------------------------------
Company, any Subsidiary or any Person acting on behalf of any such Person shall discuss the terms of any required consent to the transactions contemplated by this Agreement and the Other Documents with Kentucky River Coal Corporation, ANR Coal Company (f/k/a Enterprise Coal Company) or Kycoga Company without giving Purchaser reasonable advance notice of any meeting or telephone conference for that purpose and the opportunity to participate in such meeting or conference.

                                   ARTICLE 6
                            Covenants of Purchaser
                            ----------------------

     Purchaser covenants and agrees with the Shareholder that from the date hereof through the Closing:

     6.1   Cooperation.  Purchaser shall cooperate fully, completely and
           -----------
promptly with the Shareholder in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement.

     6.2   Representations and Warranties.  Purchaser will not cause or permit
           ------------------------------
any of its representations and warranties made in this Agreement, including, without limitations, its representations and warranties contained in Article 4 of this Agreement, to be untrue or incomplete on the Closing Date or at any time prior thereto.

     6.3   Publicity.  Except as required by applicable law, without the prior
           ---------
written consent of the Shareholder, Purchaser shall not disclose or publish, or permit the disclosure or publication of, any information concerning the execution and delivery of this Agreement, or the transactions contemplated by this Agreement, to any third party.

     6.4   Discussions with Certain Parties.  Neither Purchaser nor any Person
           --------------------------------
on behalf of Purchaser shall discuss the terms of any required consent to the transactions contemplated by this Agreement and the Other Documents with Kentucky River Coal Corporation, ANR Coal Company (f/k/a Enterprise Coal Company) or Kycoga Company without giving the Shareholder reasonable advance notice of any meeting or telephone conference for that purpose and the opportunity to participate in such meeting or conference.

     6.5   Ownership and Control.  As soon as practicable after the Closing, and
           ---------------------
in any event within thirty (30) Business Days after the Closing Date, Purchaser shall take all necessary and appropriate action, pursuant to all applicable statutes or regulations, to give notice to the Kentucky Natural Resources and Environmental Protection Cabinet, Department for Surface Mining Reclamation and Enforcement, and any other appropriate agencies, of the change in ownership and control of the Companies and Subsidiaries resulting from the transfer of the Shares from the

Shareholder to Purchaser pursuant to this Agreement, and the fact that the Shareholder is no longer an owner of or affiliated with any of the Companies or the Subsidiaries. In the event that Purchaser does not comply with the provisions of this Section 6.5, Purchaser shall be required to indemnify Shareholder for Losses suffered by the Shareholder to the extent permitted, and subject to the limits set forth in, Article 10.

      6.6  Shareholder Guarantees.  As soon as practicable after the Closing,
           ----------------------
and in any event within thirty (30) days after the Closing Date, Purchaser shall: (i) replace the Shareholder guaranties listed on Schedule 6.6 with guaranties of the Guarantor; or (ii) satisfy all obligations required for the Shareholder to be released from such guaranties.

      6.7  Insurance.  From the Closing Date until the expiration of the
           ---------
Shareholder's indemnity obligations under this Agreement, Purchaser agrees to cause the Companies and the Subsidiaries to maintain insurance coverage that has terms which are equivalent to or better than the coverage maintained by the Companies and the Subsidiaries as of the Closing Date.

      6.8  Income Tax Representation.  In the event of an income tax or other
           -------------------------
tax audit by either the Internal Revenue Service, the Kentucky Revenue Cabinet or other taxing authority covering any period prior to the Closing, the firm of Faesy, Schmitt & Company, P.S.C. will be retained by the Companies and/or the Subsidiaries to provide non-exclusive representation, to the extent any adjustments made by a taxing authority as a result of the audit would have an adverse impact upon the Shareholder. Any fees of Faesy, Schmitt & Company, P.S.C. arising from such engagement shall be the responsibility of Purchaser. Purchaser shall promptly notify the Shareholder and Faesy, Schmitt & Company, P.S.C. of the receipt of any notice of proposed audit, notice of audit, or notice of any tax adjustment by any taxing authority where such tax liability, if any, may be the responsibility of the Shareholder.

      6.9  Record Retention.  Purchaser will retain all appropriate books and
           ----------------
records of the Companies and the Subsidiaries that will be necessary for the Shareholder to explain, support and defend all tax returns (local, state or federal) prepared on the Companies and/or the Subsidiaries for a period of six
(6) years beyond the year or portion of a year to which the records pertain. Books and records shall include, but not be limited to, all computer files, general and subsidiary ledgers, supporting invoices and similar supporting data.

      6.10  Final S Corporation Tax Returns.  The final S corporation tax
            -------------------------------
returns for LRI, as of the date of closeout for tax purposes, (but not any other corporate tax returns due as a result of the transaction for the sale of the Company), shall be prepared by Faesy, Schmitt & Company, P.S.C., and appropriate assistance will be provided by the Companies and the Subsidiaries with respect to information needed in connection with the filing of such income tax returns). The Shareholder shall pay the costs directly related to the preparation and filing of the final S corporation tax return (but no other corporate tax returns). The Shareholder shall also pay the cost of preparing his individual tax returns.

      6.11  Accounting Personnel.  Purchaser shall retain or employ qualified
            --------------------
personnel reasonably satisfactory to Shareholder to assist with the preparation of the Companies' and the Subsidiaries'

December 1997 financial statements and to assist with the closing of the books as contemplated in Section 2.6.

     6.12  Return of Documents Upon Termination.  In the event of the
           ------------------------------------
termination of this Agreement, Purchaser shall return to the Companies and the Subsidiaries all documents, work papers and other materials obtained from them in connection with the transactions contemplated hereby, and shall use all reasonable efforts to keep confidential any information obtained in any investigation, unless such information is readily ascertainable from public or published information or trade sources.

     6.13  Purchaser Letter.  Purchaser and Guarantor shall deliver to
           ----------------
Shareholder at Closing a letter respecting their status as an "accredited investor" and containing such other representations and warranties as are appropriate for similar transactions involving private sales of securities.

                                   ARTICLE 7
                    Conditions to Obligations of Purchaser
                    --------------------------------------

     The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

     7.1   Representations, Warranties and Covenants.  The representations and
           -----------------------------------------
warranties of die Shareholder contained in this Agreement shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. The Shareholder shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by him prior to the Closing. In addition, the Shareholder shall have delivered to Purchaser a certificate dated the Closing Date and signed by him to the effect that, except as disclosed in the certificate, he does not know, and has no reasonable grounds to know, of any failure or breach of any representation, warranty or covenant made by him.

     7.2   No Material Adverse Change.  There shall not have occurred any
           --------------------------
material adverse change since the date of the Closing Financial Statements in the financial condition, business, assets or results of operations of any Company or Subsidiary.

     7.3   Opinion of Counsel for the Shareholder.  Purchaser shall have
           --------------------------------------
received opinions from Gullett & Combs and Hollon, Hollon & Collins, counsel for the Shareholder, dated the Closing Date, substantially in the form attached hereto as Annex 7.3.

     7.4   Statutory Requirements.  All statutory requirements for the valid
           ----------------------
consummation by Purchaser of the transactions contemplated in this Agreement shall have been fulfilled, and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit the consummation by Purchaser of the transactions contemplated by this Agreement, and to permit the business presently carried on by each Company and Subsidiary to continue unimpaired in all material respects immediately following the Closing, shall have been obtained, excepting approval by the Kentucky National Resources and Environmental Protection Cabinet (KNREPC) of the change in ownership and control of the

Companies and/or the Subsidiaries, which shall be sought promptly after the Closing and diligently pursued by the parties.

     7.5  Consulting Agreement.  The Shareholder shall have executed and
          --------------------
delivered the Consulting Agreement.

     7.6  Deliveries.  At or before the Closing, the Shareholder shall make all
          ----------
of his deliveries contemplated in this Agreement.

     7.7  Financing.  Purchaser shall have arranged financing with such lenders,
          ---------
in such amounts and upon such terms as Purchaser deems, in Purchaser's sole discretion, necessary, sufficient and acceptable to consummate the transactions contemplated in this Agreement.

     7.8  Closing.  The Closing shall be held on or before January 15, 1998. In
          -------
the event the Closing shall not be held on such date, any party may terminate this Agreement upon written notice to the other parties. If this Agreement is terminated pursuant to this Section 7.8, all parties shall be released from all further obligations under this Agreement and the Other Documents and shall have no further obligation to negotiate any such agreements; provided, however, that unless the termination of the Agreement shall be due to the breach by Shareholder of his obligations and his failure to consummate the sale of the Shares hereunder, the Shareholder shall retain and be under no obligation to refund any portion of the Deposit to the Purchaser, and the same shall be considered liquidated damages and Shareholder's sole and exclusive remedy against Purchaser.

     7.9  Third-Party Consents and Approvals. The Parties shall have obtained
          ----------------------------------
all third-party consents and approvals (all on terms and conditions satisfactory to Purchaser in its sole and absolute discretion) that are necessary for (a) the consummation of the transactions contemplated by this Agreement, and (b) the assignment and transfer of the Shares to Purchaser; provided, however, that, notwithstanding the foregoing, neither Purchaser nor the Shareholder shall be required to pay any remuneration to third parties in exchange for such party's consent or approval, or to file any lawsuit or other action to obtain any such consent or approval.

     7.10 No Injunction.  No injunction or order of any court or administrative
          -------------
agency or instrumentality shall be in effect, and no statute, rule or regulation of any governmental authority or competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the purchase and sale of the Shares.

     7.11 No Pending Action.  No action, suit or other proceeding by any Person
          -----------------
to restrain or prohibit the purchase and sale of the Shares shall be pending.

     7.12 Due Diligence.  Purchaser shall conduct its due diligence in good
          -------------
faith and evaluate whether it is satisfied with the results of its due diligence. (The Shareholder acknowledges that Purchaser intends to commence coal mining on all of the Leased Real Property as soon as possible.) Purchaser shall be satisfied, in its sole discretion, with the results of its due diligence of the Companies' and the Subsidiaries, and their respective assets, and liabilities, including, without limitation: (i) all rights, title, interests and liabilities of the Companies and the Subsidiaries under the

Transco Purchase Agreement; (ii) the terms and conditions of all agreements to which each Company and each Subsidiary is a party (including but not limited to the terms and conditions of all lease agreements under which each Company and each Subsidiary has any interest, especially terms authorizing Purchaser to conduct highwall mining under such lease agreements); (iii) the mineability, quantity and quality of the coal reserves of each Company and each Subsidiary;
(iv) the condition of all of the Tangible Assets; (v) the leasehold and fee titles to the Leased Real Property and Owned Real Property, respectively; (vi) the magnitude of the Unknown Liabilities; and (vii) the magnitude of the reclamation obligations (regardless of whether such obligations are current or in "deferred status"). However, notwithstanding any other provision of this Agreement to the contrary, the dissatisfaction of Purchaser with the results of its due diligence (absent a breach by Shareholder of his obligations and his failure to consummate the sale of the Shares hereunder) shall not be a basis upon which to seek refund of any portion of the Deposit, which shall be considered liquidated damages and Shareholder's sole and exclusive remedy against Purchaser.

     7.13 [intentionally left blank]

                                   ARTICLE 8
                 Conditions to Obligations of the Shareholder
                 --------------------------------------------

     The obligations of the Shareholder to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

     8.1  Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of Purchaser contained herein shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing. In addition, Purchaser shall have delivered to the Shareholder a certificate dated the Closing Date and signed by its President and Secretary to the effect that, except as disclosed in the certificate, they do not know, and have no reasonable grounds to know, of any failure or breach of any representation, warranty or covenant made by Purchaser.

     8.2  Opinion of Counsel for Purchaser.  The Shareholder shall have received
          --------------------------------
an opinion of Brown, Todd & Heyburn, counsel for Purchaser and Guarantor, dated the Closing Date, substantially in the form attached hereto as Annex 8.2.

     8.3  Statutory Requirements.  All statutory requirements for the valid
          ----------------------
consummation by the Shareholder of the transactions contemplated in this Agreement shall have been fulfilled, and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit the consummation by the Shareholder of the transactions contemplated in this Agreement shall have been obtained.

     8.4  Deliveries.  At or before the Closing, Purchaser shall make all of its
          ----------
deliveries contemplated in this Agreement.

     8.5  Third-Party Consents and Approvals.  The Parties shall have obtained
          ----------------------------------
all third-party consents and approvals (all on terms and conditions mutually acceptable to Shareholder in his sole and absolute discretion) that are necessary f6r (a) the consummation of the transactions contemplated by this Agreement, and (b) the assignment and transfer of the Shares to Purchaser; provided, however, that, notwithstanding the foregoing, neither Purchaser nor the Shareholder shall be required to pay any remuneration to third parties in exchange for such party's consent or approval, or to file any lawsuit or other action to obtain any such consent or approval.

     8.6  Closing.  The Closing shall be held on or before January  15 , 1998.
          -------                                                  ----
In the event the Closing shall not be held on such date, any party may terminate this Agreement upon written notice to the other parties. If this Agreement is terminated pursuant to this Section 8.6, all parties shall be released from all further obligations under this Agreement and the Other Documents and shall have no further obligation to negotiate any such agreements; provided, however, that unless the termination of the Agreement shall be due to the breach by Shareholder of his obligations and his failure to consummate the sale of the Shares hereunder, the Shareholder shall retain and be under no obligation to refund any portion of the Deposit to the Purchaser.

     8.7  [intentionally left blank]

                                   ARTICLE 9
                                  The Closing
                                  -----------

     9.1  Date and Place.  The Closing shall be held on the Closing Date at
          --------------
10:00 a,m. (EDT) in the offices of Leslie Resources, Inc., in Hazard, Kentucky, or at such other place or tune on the Closing Date as the parties may mutually agree.

     9.2  Deliveries.  At or before the Closing, the parties shall make all of
          ----------
the deliveries contemplated in this Agreement.

                                   ARTICLE 10
         Survival of Representations and Warranties -- Indemnification
         -------------------------------------------------------------

     10.1 Survival.  Each of the parties' representations, warranties, covenants
          --------
and agreements (including undisclosed liabilities) set forth in this Agreement shall survive the Closing for a period of four (4) years, excepting the Shareholder's representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.13 and 3.28, which shall survive to the maximum extent allowed by applicable law.

     10.2 Indemnity by the Shareholder.  The Shareholder shall indemnify and
          ----------------------------
hold the Companies, the Subsidiaries and Purchaser harmless from and against, and shall pay to the Companies, the Subsidiaries and Purchaser the full amount of, any loss, claim, damage, liability or expense (including reasonable attorneys' fees but excluding all special, exemplary, punitive and consequential damages) (each, a "Loss") resulting to the Companies, the Subsidiaries or Purchaser, either directly or indirectly, from (a) any Retained Liabilities, (b) any undisclosed liabilities, contracts or commitments of any Company or Subsidiary, including, without limitation, any commitments to existing or former employees, distributors, customers or suppliers; (c) any material inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by any Company, any Subsidiary or the Shareholder contained in this Agreement or in any of the Other Documents; (d) any liability for any fee or commission owed to a broker or finder pursuant to an agreement signed by the Shareholder with respect to the transactions contemplated by this Agreement; and (e) any liability of any Company, any Subsidiary or the Shareholder not assumed by Purchaser under this Agreement or the Other Documents. For purposes of this Section 10.2, liabilities and other matters shall be "undisclosed" if they are not reasonably described on a Schedule to this Agreement.

     10.3  Indemnify by Purchaser.  Purchaser shall indemnify and hold the
           ----------------------
Shareholder harmless from and against, and shall pay to the Shareholder the full amount of, any Loss resulting to the Shareholder, either directly or indirectly, from: (a) any Assumed Liabilities, (b) any material inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by Purchaser contained in this Agreement or in any of the Other Documents; (c) any liability for any fee or commission owed to a broker or finder pursuant to an agreement signed by Purchaser with respect to the transactions contemplated by this Agreement; (d) any liability of the Shareholder arising from the Shareholder's maintaining any rights or obligations under Permits until the approvals for which Purchaser must file under Section 6.5 have been obtained;
(e) any liability for payment or indemnification required by Purchaser to be paid or made pursuant to Section 2.7; and (e) any liability of any Company or any Subsidiary assumed or retained by Purchaser under this Agreement or the Other Documents.

     10.4  Limit of Liability.  Purchaser's obligation to indemnify Shareholder
           ------------------
under this Article 10 shall not arise until the Losses for which Shareholder is liable exceeds One Hundred Thousand Dollars ($100,000.00), and Shareholder's obligation to indemnify Purchaser under this Article 10 shall not arise until the Losses for which Purchaser is liable exceed Nine Hundred Thousand Dollars ($900,000.00) (provided, however, that the minimum threshold of Purchaser's indemnity obligation shall not apply to any liability of the Shareholder arising from the Purchaser's maintaining any rights or obligations under the Permits until the approvals for which. Purchaser must file under Section 6.5 have been obtained). Notwithstanding the foregoing, once Purchaser has incurred Losses exceeding the minimum threshold of Nine Hundred Thousand Dollars ($900,000.00), the Purchaser shall be entitled to reach back and recapture Four Hundred Thousand Dollars ($400,000.00) from Shareholder in addition to any Losses in excess of Nine Hundred Thousand Dollars ($900,000.00). The Shareholder's and Purchaser's indemnity obligations under this Agreement shall be limited to the amount of Purchaser's right of set off against the Deferred Amount, as the same declines from time to time. The Shareholder's indemnity obligations under this Agreement shall be reduced by insurance proceeds that Purchaser recovers in connection with an indemnified matter and from amounts that Purchaser recovers from all Transco Parties other than the Companies and the Subsidiaries. Purchaser agrees to seek to recover insurance proceeds or amounts owing from Transco Parties other than the Companies or the Subsidiaries simultaneously with pursuing an indemnity claim against the Shareholder under this Agreement and, if the Shareholder shall be required to pay any amount as a result thereof, the Shareholder shall be subrogated to the rights of the Purchaser, the Companies or the Subsidiaries to the extent of any liability of third parties thereunto.

     10.5  Remedies; Right of Offset.  Upon the occurrence of any event for
           -------------------------
which any party is entitled to indemnification under this Agreement, such party shall have all the rights and remedies in law and in equity available to it. Without limiting the foregoing, each indemnifying party hereby agrees to pay promptly upon receipt of notice from an indemnified party, the amounts which the indemnifying party owes to such party from time to time by reason of the provisions of this Agreement or otherwise. If the Shareholder fails or refuses to pay any such amounts promptly after the request of Purchaser, any Company or any Subsidiary, then Purchaser, the Companies and the Subsidiaries, at their election, may offset any amounts due and owing to them against the Monthly Payments and the Deficiency Payments.

      10.6  Control of Indemnified Matters.  If a third party claim is made
            ------------------------------
against an indemnified party that may result in a loss to the indemnified party, the indemnifying party will be entitled to participate in the defense thereof, and if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. If the indemnifying party elects to assume the defense of such third party claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any third party claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such third party claim, and making employees available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a third party claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such third party claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding any provision in this Section 10.5, an indemnifying party shall have no right to participate or in any way assume the defense of a third-party claim if such third party claim relates to the operations of the indemnified party.

                                  ARTICLE 11
                                  Arbitration
                                  -----------

      11.1  Dispute Resolution.  All controversies, disputes or claims arising
            ------------------
among the parties in connection with, or with respect to any provision of this Agreement or any of the Other Documents, which has not been resolved within twenty (20) days after either Purchaser or the Shareholder have notified. the other in writing of such controversy, dispute or claim, shall be submitted for arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Arbitration shall take place at an appointed time and place in Lexington, Kentucky.

      11.2  Selection of Arbitrators.  Unless Purchaser and the Shareholder
            ------------------------
otherwise agree, all controversies, disputes or claims referenced in Section
11.1 shall be heard by a panel of three (3) arbitrators selected in accordance with the Commercial Arbitration Rules of the American Arbitration

Association (the "Rules"). Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. Subject to the terms and conditions of this Agreement including without limitation Section 13.13, the award of the arbitrators may grant any relief which might be granted by a court of general jurisdiction, including, without limitation, award of damages and/or injunctive relief, and shall assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrators and reasonable attorneys' fees and costs of all prevailing parties against all non-prevailing parties.

      11.3  Temporary Relief.  Nothing herein contained shall bar the right of
            ----------------
any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys' fees and costs.

      11.4  Rules of Arbitration.  All disputes and claims shall be determined
            --------------------
by arbitration in accordance with the Rules in effect on the date hereof, except that such Rules shall be modified by this Agreement.

      11.5  Arbitrators' Award.  All arbitral proceedings arising under, or in
            ------------------
connection with, this Agreement shall be governed by the Federal Rules of Civil Procedure and the United States Arbitration Act. Notwithstanding the previous sentence, the arbitrators' award shall be made no later than ninety (90) days after their appointment. Subject to the parties' right to be treated fairly, the arbitrators may shorten the periods of time otherwise applicable to the arbitral proceedings under the rules to permit the award to be made within the time limitation set forth in the previous sentence.

                                  ARTICLE 12
                                   Guaranty
                                   --------

     To induce the Shareholder to enter into this Agreement, the Guarantor unconditionally and irrevocably guarantees payment and performance by Purchaser, when due, of all of its obligations under this Agreement, pursuant to the terms and conditions of this Agreement; provided, however, that the obligations of the Guarantor hereunder shall not exceed the aggregate sum of Eight Million Fifty Thousand Dollars ($8,050,000.00) (exclusive of costs), which maximum sum shall be reduced by the same amounts that the Shareholder's indemnity limit is reduced, from time to time. The obligations of the Guarantor shall not be impaired, diminished or discharged by any modification or waiver of the terms hereof, any extension of time or other indulgence granted by the Shareholder, or by any course of dealing between the Shareholder and Purchaser, and the Guarantor hereby waives all customary guaranty and suretyship defenses generally.

     The Guarantor agrees to pay on demand (a) any amount which the Shareholder is required to pay under any bankruptcy, insolvency or other similar law on account of any amount received by the Shareholder under or with respect to this Agreement, and (b) all reasonable expenses of collecting and enforcing this guaranty including, without limitation, reasonable expenses and fees of legal counsel, court costs and the cost of appellate proceedings.

     This guaranty is a guarantee of payment and performance and not of collection. The Shareholder shall not be required to resort to or pursue any of his rights or remedies under or with respect to any other agreement or any collateral before pursuing any of his rights or remedies under this guaranty.

     The failure or delay by the Shareholder in exercising any of his rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Shareholder may not waive any of his rights except by an instrument in writing signed by him. This guaranty may not be amended without the written approval of the Shareholder.

                                   ARTICLE 13
                                 Miscellaneous
                                 -------------

     13.1  Notices.  All notices under this Agreement ("Notices") shall be given
           -------
(i) by personal delivery; (ii) by facsimile transmission; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services, as follows:

           (a)  If to Purchaser:

                AEI Holding Company, Inc.
                1500 North Big Run Road
                Ashland, Kentucky  41102
                Attention:  Donald P. Brown, President
                Telecopy No.:  (606) 928-0450

                With a copy to:

                Paul E. Sullivan, Esq.
                Brown, Todd & Heyburn, PLLC
                2700 Lexington Financial Center
                Lexington, Kentucky  40507
                Telecopy No.:  (606) 231-0011

           (b)  If to the Shareholder:

                Mr. Greg Wells
                106 Mountain Shadows Drive
                Hazard, Kentucky  41701
                Telecopy No.:

                With a copy to:

                Paul R. Collins, Esq.
                Hollon, Hollon & Collins

               P.O. Box 779
               Hazard, Kentucky  41702
               Telecopy No.:  (606) 436-4761

               and a copy to:

               Ronald G. Combs, Esq.
               Gullett & Combs
               P.O. Drawer 1039
               Hazard, Kentucky  41702-1039
               Telecopy No.:  (606) 439-4450

          (c)  If to Guarantor:

               Addington Enterprises, Inc.
               1500 North Big Run Road
               Ashland, Kentucky  41102
               Attention:  Larry Addington, President
               Telecopy No.:  (606) 928-G450

               With a copy to:

               Paul E. Sullivan, Esq.
               Brown, Todd & Heyburn, PLLC
               2700 Lexington Financial Center
               Lexington, Kentucky  40507
               Telecopy No.:  (606) 231-0011

All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery; (ii) if by facsimile transmission or overnight courier service, on the next Business Day following dispatch of such facsimile or overnight courier package; and (iii) if by mail, on the third (3rd) Business Day after dispatch thereof. Either party may change its address by Notice to the other party.

     13.2 Waivers.  No waiver or failure to insist upon strict compliance with
          -------
any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

     13.3 Expenses.  Each party shall assume its respective expenses incurred in
          --------
connection with the transactions contemplated by this Agreement.

     13.4  Headings; Interpretation.  The headings in this Agreement have been
           ------------------------
included solely for ease of reference and shall not be considered in the interpretation or construction of this

Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as applicable.

     13.5  Annexes and Schedules.  The Annexes and Schedules to this Agreement
           ---------------------
are incorporated herein by reference and expressly made a part hereof.

     13.6  Entire Agreement.  All prior negotiations and agreements by and among
           ----------------
the parties hereto with respect to the subject matter hereof are superseded by this Agreement, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth herein or in an Annex or Schedule delivered in connection herewith.

     13.7  Representations and Warranties, Etc.  The representations and
           -----------------------------------
warranties of each party contained herein shall not be deemed to be waived or otherwise affected by any investigation made by any other party hereto; however, no party may rely on a mistake in a party's representation or warranty if the relying party has actual knowledge of the mistake. As used in this Agreement, the term "Shareholder's knowledge," and all other references to matters which are known by or to the Shareholder, shall refer to matters which are known, or which with the exercise of reasonable care should have been known, by the Shareholder after consultation with each Company's and Subsidiary's current corporate officers, directors, superintendent, mining engineers, land agent and foreman, and after his due investigation of corporate records (except that if the Shareholder is required to make "due inquiry" with respect to any matter, he shall make such additional inquiry as a reasonable person would make under the circumstances).

     13.8  Governing Law.  This Agreement shall be governed by, and construed
           -------------
and interpreted in accordance with, the laws of the Commonwealth of Kentucky. Each party agrees that any action brought in connection with this Agreement against another shall be filed and heard in Fayette County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Fayette County, Kentucky, and the U.S. District Court or the Eastern District of Kentucky, Lexington Division.

     13.9  Brokers.  Each party shall indemnify and hold the other parties
           -------
harmless from and against any claim by any agent or broker claiming by or through it for any fee or other compensation due or allegedly due that broker or agent.

     13.10 Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     13.11 Benefit and Binding Effect.  This Agreement shall be binding upon,
           --------------------------
and shall inure to the benefit of, the Shareholder and his heirs, personal representatives, successors and assigns, and Purchaser and each of its successors and assigns; provided, however, that no party to this Agreement shall assign his or its rights or obligations hereunder without the express Written consent of the other parties, which consent shall not be unreasonably withheld.

     13.12 Severability.  If any provision of this Agreement or its application
           ------------
will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

     13.13 No Consequential Damages.  Except as prohibited by law, each party
           ------------------------
waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.

     13.14 Assignment and Assumption.  Other than as set forth in this Section
           -------------------------
13.14, neither party may assign its rights or obligations under this Agreement or the Other Documents without the express written consent of the other party, which shall not be unreasonably withheld. For purposes of this Section 13.14, any sale of more than fifty percent (50%) of the Purchaser or the Guarantor, or any successor thereof shall be deemed an assignment, excluding any public offering of Purchaser or Guarantor.

     13.15 Superseding Document.  This Agreement is intended by the parties to
           --------------------
amend and supersede that certain Stock Purchase Agreement among the parties dated December 18, 1997.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

PURCHASER:                    AEI HOLDING COMPANY, INC.


                              By:/s/ Donald P. Brown
                                 -------------------
                                 Donald P. Brown, President

                              Date: January 15, 1998
                                            --


GUARANTOR:                    ADDINGTON ENTERPRISES, INC.


                              By:/s/ Donald P. Brown
                                 -------------------
                                 Donald P. Brown, President

                              Date: January 15, 1998
                                            --


SHAREHOLDER:
                              ----------------------
                              GREG WELLS

                              Date: January 15, 1998
                                            --